SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CACI INTERNATIONAL INC
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September 8, 2022

Dear Fellow Shareholder:

I cordially invite you to attend our 2022 Annual Meeting of Shareholders on October 20, 2022, at 9:30 a.m., Eastern time. The annual meeting will be conducted online through a live webcast, which is often referred to as a “virtual meeting” of shareholders. Our digital format allows shareholders to participate safely, conveniently, and effectively. Shareholders can attend the virtual meeting by visiting www.virtualshareholdermeeting.com/CACI2022.

The scheduled matters to be considered and acted on at the meeting are: the election of directors; a non-binding advisory vote to approve our named executive officers’ compensation; and ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2023. Detailed information concerning these matters is set forth in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

As a shareholder, your vote is important. I encourage you to execute and return your proxy promptly whether or not you plan to attend so that we may have as many shares as possible represented at the meeting. Returning your completed proxy will not prevent you from voting online at the meeting if you wish to do so.

Thank you for your cooperation and continued support and interest in CACI International Inc.

Sincerely,

Michael A. Daniels Chairman of the Board

IMPORTANT: Even if you plan to attend the meeting, please complete, sign, date, and return promptly the form of proxy (you can vote via the Internet, by phone, or by using the return envelope if you received a physical copy) to ensure that your vote will be counted. You may vote online at the annual meeting if you so desire, even if you previously have sent in your proxy. Please note that if you execute multiple proxies, the last proxy you execute revokes all previous ones.

Notice of 2022 Annual Meeting of Shareholders

Location:	Virtual meeting at www.virtualshareholdermeeting.com/CACI2022.

Date and Time:	Thursday, October 20, 2022, 9:30 a.m., Eastern time.

Items of Business:	(1)	Election of 11 nominees named in our proxy statement to our Board of Directors to hold office until the 2023 Annual Meeting or until their respective successors have been elected and qualified;

	(2)	To approve on a non-binding, advisory basis the compensation of our named executive officers;
	(3)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2023; and

	(4)	To transact such other business as may otherwise properly come before the Annual Meeting or any adjournment thereof.

Record Date:	Shareholders of record as of August 26, 2022 are entitled to vote at the 2022 Annual Meeting of Shareholders.

Attendance:

All shareholders are invited to attend the virtual meeting. If you wish to attend the meeting online, please review the instructions provided under “Meeting Information” on page 57 of our proxy statement.

Voting:

We encourage all shareholders to vote on the matters described in our proxy statement by Internet, phone or by using the return envelope if you received a physical copy. For additional instructions on voting your shares, please refer to the instructions under “Annual Meeting Information” on page 57 of our proxy statement. Our proxy statement and annual report are also available at investor.caci.com.

12021 Sunset Hills Road Reston, Virginia 20190 (703) 841-7800 www.caci.com	By Order of the Board of Directors

J. WILLIAM KOEGEL, JR. Secretary September 8, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON OCTOBER 20, 2022. Proxy materials are first being made available or mailed to our shareholders on or about September 8, 2022.

PROXY SUMMARY

This proxy statement summary highlights information contained elsewhere in this proxy statement, which is first being sent or made available to shareholders on or about September 8, 2022. This is only a summary, and we encourage you to read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Location:	Virtual meeting at www.virtualshareholdermeeting.com/CACI2022.

Date and Time:	Thursday, October 20, 2022, 9:30 a.m., Eastern time.

Record Date:	Shareholders of record as of August 26, 2022 are entitled to vote at the 2022 Annual Meeting of Shareholders.

Questions about the Annual Meeting:

We encourage you to review “Annual Meeting Information” beginning on page 57 of this proxy statement for answers to common questions on attendance, voting and the rules and procedures surrounding the Annual Meeting and the business to be conducted at the Annual Meeting.

Meeting Agenda and Voting Matters

	Board Recommendation	Vote Requirement	Page
Election of 11 Directors named in the Proxy Statement	FOR each nominee	Majority of Votes Cast	54
Approval of Executive Compensation on an Advisory Basis	FOR	Majority of Votes Cast	55
Ratification of the appointment of PricewaterhouseCoopers LLP	FOR	Majority of Votes Cast	56

PROXY SUMMARY

2022 Director Nominees Summary

The following table provides summary information about each director nominee as of August 1, 2022. The Board and the Corporate Governance and Nominating Committee believe that each of our directors brings a strong and unique background and set of skills to the Board, giving the Board the competence and experience necessary to fulfill its oversight role and to evaluate and advise management with respect to a wide variety of matters.

Nominee	Age	Director Since	Independent
Michael A. Daniels Chairman of the Board, CACI International Inc Former Chairman and Chief Executive Officer, Mobile 365, Inc.	76	2013	✓
Lisa S. Disbrow Former United States Under Secretary of the Air Force	59	2021	✓
Susan M. Gordon Former Principal Deputy Director of National Intelligence	64	2020	✓
William L. Jews Former President and Chief Executive Officer of CareFirst, Inc.	70	2013	✓
Gregory G. Johnson Admiral, U.S. Navy (Ret.); Founder, Snow Ridge Associates	76	2006	✓
Ryan D. McCarthy Former United States Secretary of the Army	49	2021	✓
John S. Mengucci President and Chief Executive Officer, CACI International Inc	60	2019
Philip O. Nolan General Partner, Blue Delta Capital Partners	63	2021	✓
James L. Pavitt President, JLP Associates, LLC	76	2008	✓
Debora A. Plunkett Former Director, Information Assurance Directorate, National Security Agency	62	2018	✓
William S. Wallace General, US Army (Ret.); Former Commander, Fifth U.S. Corps.	75	2009	✓

PROXY SUMMARY

Corporate Governance Summary

We are committed to high standards of corporate governance and have a robust corporate governance program intended to promote the long-term success of our Company. Some highlights of our corporate governance practices are listed below.

Board Composition

✓ Director Nominees are over 90% independent (Page 17)	✓ Audit and Risk, Human Resources and Compensation and Corporate Governance and Nominating Committees are 100% independent (Page 17)
✓ Diversity of experience, expertise, perspectives, and backgrounds (Page 6)	✓ Board refreshment through 6 new director nominees since 2018 (Page 7)

Board Structure and Processes

✓ Separation of the roles of Chairman of the Board and Chief Executive Officer (Page 14)	✓ Board and Committees regularly evaluate their performance through self-assessments (Page 17)
✓ Board oversight of environmental, social and human capital management policies, practices, initiatives and reporting (Page 15)	✓ Active enterprise risk oversight by the Board and Committees (Page 17)
✓ Executive officers and directors subject to robust stock ownership requirements (Pages 36 and 48)	✓ Clawback policy to recoup any “excess” compensation awarded to our executive officers (Page 37)

Shareholder Rights

✓ Shareholders may act by written consent. (Charter)	✓ All directors elected annually under a majority voting standard (Page 8)
✓ No “poison pill” or similar anti-takeover defenses in place	✓ All shareholders have equal voting rights (Page 57)

PROXY SUMMARY

Executive Compensation Summary

The Human Resources and Compensation Committee (the “Compensation Committee”) believes our executive compensation program should encourage and reward behaviors that build a foundation for our long-term performance and success while also supporting the achievement of annual objectives. Our performance assessment framework and executive compensation program are designed to reward such performance by linking our executives’ compensation to the achievement of both long- and short-term goals. Below is a summary of the principal components of our named executive officers’ target total direct compensation for fiscal year 2022. For additional information please review “Compensation Discussion and Analysis” on page 22 of this proxy statement.

Name	Base Salary ($)	Annual Incentive Target ($)	Long-Term Incentive Target(1) (Equity) ($)
John S. Mengucci	1,000,000	1,500,000	5,500,000
Thomas A. Mutryn	655,000	655,000	1,500,000
DeEtte Gray	640,000	800,000	1,300,000
Todd Probert	550,000	550,000	1,100,000
J. William Koegel, Jr.	531,000	478,000	900,000
(1)	The total number of shares earned is based on the Company’s cumulative EBITDA for the three fiscal years ending on June 30, 2024 and the named executive officer’s continued employment with CACI.

Corporate Citizenship

The Board and management are committed to serving as good stewards of the environment and operating in a manner that protects the health and safety of our employees, partners, and customers, while supporting our communities. Below are a few highlights of our corporate citizenship:

•	Long-standing policy of equal employment opportunity and commitment to treat employees fairly and with mutual respect.

•	Implements corporate initiatives to continue to improve cyber security for both the company and our supply chain to ensure the safeguarding and privacy of data.

•	Protects and improves our environmental footprint through environmental, health, and safety strategy.

•	Commits to the highest legal and ethical standards in the conduct of our business by providing all employees access to its anonymous Compliance Hotline.

•	Offers a variety of learning and training opportunities for our employees – at every level – for mobility and career development.

•	Undertakes initiatives to expand the diversity and inclusion of its workforce, foster inclusion, promote work-life balance, and enhance the Company’s strong culture.

•	Commits to military hiring, with veterans, military spouses, National Guard, and reserve employees representing more than a third of our workforce.

PROXY SUMMARY

•	Supports small and disadvantaged business, maintaining active agreements with small businesses through various federal Mentor-Protégé programs.

•	Provides STEM education funding, mentoring, and career preparation and placement to high school-aged children and to children of fallen shadow warriors.

•	Supports our nation’s heroes through its philanthropic programs – veterans, active troops, and their families – who have served.

•	Recognizes and awards employees who demonstrate outstanding achievement with their team, their customers, and the Company.

•	Developed early and frequent communications, guidelines, and policies to inform and support our employees during the COVID-19 outbreak.

•	Recognized as a Fortune World’s Most Admired Company, the Russell 1000 Index, and the S&P MidCap 400.

•	Recognized by our employees as a Top Workplace in several U.S. locations, for consecutive years.

To learn more about CACI’s corporate social responsibility principles, approaches, and initiatives for our customers, employees, and stakeholders, please visit www.caci.com/corporate-social-responsibility-environmental-social-governance.

Board of directors and Executive Officers

Board of Directors

Director Nomination Procedures

The Corporate Governance and Nominating Committee is responsible for reviewing potential Board nominees to determine whether they have the requisite qualifications, expertise and other characteristics for service on the Board and its committees and recommending qualified candidates to the Board for consideration at the Annual Meeting. In fulfillment of these responsibilities, the Corporate Governance and Nominating Committee considers the overall composition of the Board to determine whether the Board has a broad range of business experience, expertise, skills, perspectives, tenure and diversity, including gender, race and ethnicity, that allow the Board to draw upon many individual perspectives as the Board oversees, evaluates and advises management with respect to a wide variety of matters.

The Corporate Governance and Nominating Committee evaluates candidates recommended by Board members, management, shareholders or consultants utilizing the following standards:

•	Demonstrated judgment, intelligence and character;
•	Record of substantial business experience relevant to the Company;
•	Ability to represent the interests of our shareholders;
•	Understanding of executive leadership, marketing, finance and corporate strategy;
•	Ability to dedicate sufficient time, energy and attention to the performance of their duties; and
•	Contribution to the range of talent, skill, expertise and individual characteristics of the Board.

Any shareholder who wishes to formally nominate a person for election as a director must comply with the advance notice provisions of the Company’s By-laws which are described in this proxy statement under “Annual Meeting Information” on page 57.

Board Composition

In order to determine the appropriate mix of professional experiences, expertise and backgrounds for the Board, the Corporate Governance and Nominating Committee and the Board discuss the Board’s composition during the year, and while the Board does not have a formal diversity policy, the Corporate Governance Guidelines provide that the Board should be large enough to reflect a substantial diversity of perspectives, background and experiences and that the Board should consider the scope of diversity, inclusive of gender, race and ethnicity, represented on the Board.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Qualifications, Attributes, Skills and Experience

The Board and the Corporate Governance and Nominating Committee believe that our directors bring strong and unique backgrounds, skills and perspective to the Board. As a whole, they believe the Board contains the qualifications, attributes, skills and experience necessary for the Board to fulfill its oversight role and evaluate and advise management with respect to a wide variety of matters. The following table summarizes certain key characteristics of our business and the associated qualifications, attributes, skills and experience that the Board believes is represented on our Board.

Qualifications	Business Characteristics
Strong Personal and Professional Ethics, Integrity and Values	We are committed to maintaining the highest level of integrity and ethics in our dealings with our employees, customers, suppliers, shareholders and the public.
Government Procured Technology and Expertise Offerings

We generate approximately 95% of our revenues from the federal government, and service in government or in senior military positions provides perspective into working constructively with our core customers.

Policymaking Experience in Business, Government, Education or Technology	We operate in a complex business environment and senior leaders bring experience in analyzing, shaping and overseeing the execution of important operation and policy issues.
Public Company Board Experience

We are a public company and experience on other public company boards provides insights into board operations, the relationship between the Board, Chairman and CEO and the Board’s oversight responsibilities.

Financial Expertise	Our business involves complex financial transactions and the Board advises and oversees our capital structure, financing and investment activities, financial reporting and internal controls.
Risk Oversight/Management Experience

We face security risks and operational risks that could materially affect our business, and experience understanding and overseeing various risks helps us to develop and implement appropriate policies and procedures designed to manage such risk.

Board Tenure

We believe that Board tenure diversity is important and careful consideration is made to achieve the appropriate balance of experience and fresh perspective. Our Board’s composition allows us to benefit both from the deep Company and industry knowledge of our longer-serving directors and the fresh perspectives brought by our newer directors. The following table outlines the various levels of tenure of the director nominees:

Tenure on Board	Number of Director Nominees
More than 10 years	3
5 – 10 years	2
Less than 5 years	6

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

2022 Nominees for Director

Each of our directors is elected by our shareholders on an annual basis to serve until the next annual meeting and until their respective successors are elected. The Board, upon the recommendation of the Corporate Governance and Nominating Committee, has nominated the following eleven individuals for election at the Annual Meeting.

Michael A. Daniels, 76 Director since: 2013 Independent Chairman of the Board

Mr. Daniels brings to the board extensive executive experience in the technology industry and experience serving as a director of public companies, including software, internet, communications, cybersecurity and advanced artificial intelligence and machine learning.

Mr. Daniels serves as Chairman of the Board of CACI International. From March 2020 until January 2021, he served as Vice Chairman of the Board of CACI International. He was elected Chairman in January 2021. Mr. Daniels currently serves as a Director of Blackberry (NYSE), Mercury Systems (NASDAQ) and Two Six Technologies. Mr. Daniels served as Chairman and Chief Executive Officer of Network Solutions (NASDAQ), an internet company, from March 1995 until June 2000 when Verisign (NASDAQ) purchased Network Solutions. Mr. Daniels served on the Board of Directors of Verisign from 2000 to 2001. Mr. Daniels served in a number of senior executive positions at Science Applications International Corporation (SAIC), a scientific, technical and professional services firm (NYSE) including Sector Vice President and Head of Commercial and International from December 1986 to May 2004. From 1997 to 2003, Mr. Daniels served on the Board of Directors of Telcordia Technologies. Mr. Daniels served as the Chairman of the Board of Mobile 365, Inc. from May 2005 to November 2006 and served as the Chief Executive Officer from December 2005 to November 2006. Sybase acquired Mobile 365 in November 2006. Mr. Daniels was a director of Sybase (NYSE), a publicly traded global enterprise software and services company from 2007 until its acquisition by SAP in 2010. From 2007 until 2013 Mr. Daniels served as Chairman of Global Logic, a global digital engineering firm, which was acquired by Apax Partners. Mr. Daniels served as Chairman of the Board of the Logistics Management Institute (LMI) from 2008 until 2017. Mr. Daniels served as the Chairman of lnvincea, an advanced cybersecurity products company, from 2010 until 2017 when lnvincea was acquired by Sophos, a UK public company. From 2017 until 2021, Mr. Daniels served as Chairman of Two Six Labs, an advanced cybersecurity products and services company, which was acquired by the Carlyle Group.

Lisa S. Disbrow, 59 Director since: 2021 Independent

Ms. Disbrow has over 32 years of experience in the national security industry and broad experience serving on public boards for providers of technology and solutions both commercially and to government customers.

Ms. Disbrow retired as the 25th Senate-confirmed Under Secretary of the United States Air Force in June 2017. Concurrent with that position, from January 2017 through May 2017, Ms. Disbrow served as the Acting Secretary of the United States Air Force. Ms. Disbrow previously served as the Assistant Secretary of the Air Force for Financial Management and Comptroller. Throughout her 32-year national security career, she held senior civilian positions on the United States Joint Chiefs of Staff leading joint warfighting requirements and capabilities development initiatives as the Vice Director of J8, in the National Reconnaissance Office as a Systems Engineer, and on the National Security Council. Ms. Disbrow joined the United States Air Force in 1985, and served in intelligence, programming and operational planning positions, retiring in 2008 as a Colonel from the United States Air Force Reserve. Ms. Disbrow previously served on the board of directors of Perspecta Inc from 2018 through its acquisition in May 2021 and currently serves on the board of directors of Mercury Systems, Inc., a commercial provider of secure sensor and safety critical mission processing subsystems and BlackBerry Limited, a commercial provider of software to secure Internet of Things devices, data and communications, where she is the Audit Committee Chair. She is a Senior Fellow at the Johns Hopkins University Applied Physics Lab (APL).

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Susan M. Gordon, 64 Director since: 2020 Independent

Ms. Gordon has more than 30 years of leadership experience across a broad spectrum of complex issues, most notably in the development of innovative technology solutions and transformative outcomes for the Intelligence Community.

Ms. Gordon was sworn in as the fifth Principal Deputy Director of National Intelligence in August 2017 and served in that role until August 2019. Prior to that, Ms. Gordon served as the Deputy Director of the National Geospatial-Intelligence Agency (NGA) from January 2015 to August 2017. In this role, she provided leadership to the agency and managed the National System of Geospatial Intelligence. Prior to her assignment with the NGA, Ms. Gordon served for 27 years at the Central Intelligence Agency, rising to senior executive positions in each of the agency’s then four directorates: operations, analysis, science and technology, and support. Ms. Gordon serves as a board member of Blacksky Technology Inc., a publicly-traded corporation, and Avantus Federal, OneWeb Technologies and Freedom Consulting, each a private corporation. She also serves as a university fellow and advises private companies in the areas of technology, strategy, and leadership.

William L. Jews, 70 Director since: 2013 Independent

Mr. Jews is a senior business and healthcare executive with over 25 years’ experience leading organizational growth, completing successful mergers and acquisitions, achieving profit goals, and delivering superior customer service.

Mr. Jews served as Lead Independent Director and subsequently Chairman of The Ryland Group. Upon merger with Standard Pacific which created the CalAtlantic Group, Mr. Jews served as Lead Director until the merger of CalAtlantic and Lennar Homes. Mr. Jews served as President and Chief Executive Officer of CareFirst, Inc. from January 1998 to December 2006. Previously, he served as President and Chief Executive Officer of CareFirst of Maryland, Inc., Group Hospitalization and Medical Services, Inc. and served as Chief Executive Officer of Blue Cross Blue Shield of Delaware. He was formerly President and Chief Executive Officer of Blue Cross Blue Shield of Maryland, Inc., from April 1993 until January 1998. Mr. Jews is a director of Choice Hotels International, Inc. In the past five years, Mr. Jews has also served as a director of the Ryland Group, Inc. and the CalAtlantic Group, Inc.

Gregory G. Johnson, 76 Director since: 2006 Independent

As the former Commander, U.S. Naval Forces Europe and Africa, and Commander in Chief, Allied (NATO) Forces Southern Europe, Admiral Johnson (Retired) brings to the Board valuable insights into the Department of Defense, intelligence and international communities.

Since retiring from the U.S. Navy in 2004, Admiral Johnson founded Snow Ridge Associates, a provider of strategic advice and counsel. During his 36-year naval career, Admiral Johnson commanded at every level. He was most recently responsible for naval operations throughout the 91 nations and adjacent seas of the European and African Areas of Responsibility.  He developed substantive policy-level relationships with many of those nations, particularly those with maritime equities. Admiral Johnson’s NATO duties included operational-level command of the peace support operations in Bosnia-Herzegovina and Kosovo, as well as NATO missions in Macedonia, Albania, and other Southeastern European nations. Admiral Johnson oversaw the successful implementation of NATO’s Operation Active Endeavor (Mediterranean maritime intercept operations), assumed command of the NATO Response Force at the Istanbul Summit in June 2004, oversaw NATO’s contributions to the Hellenic Republic of Greece’s security efforts during the 2004 Olympics, and was responsible for the establishment of NATO’s training support mission in Iraq. During his naval career, Admiral Johnson was assigned to several senior policy positions in Washington, most notably serving as the executive assistant to the Chairman, Joint Chiefs of Staff (1992 to 1993) and military assistant, first to the Deputy Secretary of Defense and subsequently to the Secretary of Defense (1997 to 2000). Admiral Johnson is active on numerous non-profit boards and serves in several civic and community organizations and institutions.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Ryan D. McCarthy, 49 Director since: 2021 Independent	Mr. McCarthy has extensive experience with the Company’s customers having served at the most senior levels within the Department of Defense.

Mr. McCarthy served as the 24th United States Secretary of the Army from September 2019 through January 2021 after having served as the 33rd Undersecretary of the Army from August 2017 through September 2019. Prior to his confirmation as the Undersecretary of the Army, Mr. McCarthy worked for Lockheed Martin Corporation in sequential vice president roles responsible for the sustainment, customer solutions and program integration of the F-35 Joint Strike Fighter program and the company’s global security policy. Prior to Lockheed Martin, Mr. McCarthy served as Special Assistant to the Secretary of Defense.  Mr. McCarthy also served in uniform in the U.S. Army deploying with the 75th Ranger Regiment during the invasion of Afghanistan. Mr. McCarthy is the Dean's Scholar in Residence at Syracuse University's Maxwell School of Citizenship and Public Affairs. He also serves on the boards of OneWeb Technologies, Tomahawk Robotics, Striveworks and Millennium Corporation, each a private corporation.

John S. Mengucci, 60 Director since: 2019	A proven industry leader, Mr. Mengucci has extensive experience in business development and leading highly successful systems, solutions, and services businesses.

Since July 1, 2019, Mr. Mengucci has been the President and Chief Executive Officer of CACI International Inc. Mr. Mengucci joined CACI as Chief Operating Officer of U.S. Operations in February 2012 and served as CACI’s Chief Operating Officer and President, U.S. Operations from July 2012 to June 2017 and CACI’s Chief Operating Officer from June 2017 to June 2019. Prior to joining the Company, Mr. Mengucci served as President of Lockheed Martin Corporation’s Information Systems and Global Solutions - Civil Product Line from 2010 through 2012 and President of Lockheed Martin Corporation’s Information Systems and Global Solutions – Defense Line from 2007 through 2010.

Philip O. Nolan, 63 Director since: 2021 Independent	Mr. Nolan has extensive operating experience in the public sector technology marketplace and substantial experience with venture capital, corporate finance, and private equity investment activities.

Mr. Nolan currently serves as Managing Director at Blue Delta Capital Partners, a growth capital firm focused on the U.S. federal government technology marketplace, a position he has held since October 2018, having previously served as a Venture Partner since November 2017. From 2015 to 2016, Mr. Nolan was Chief Executive Officer of Camber Corporation, a private equity-backed company, where he also served on the board of directors from 2011 to 2016. Mr. Nolan served as a director for Perspecta Inc from 2018 through its acquisition in May 2021, serving as the lead independent director from 2019 – 2021. Mr. Nolan also served as chairman of the board of directors and Chief Executive Officer of Stanley Inc., an IT company, from 2002 to 2010, where he also served as President from 1996 to 2010.

James L. Pavitt, 76 Director since: 2008 Independent

With over 35 years of experience in the intelligence community, Mr. Pavitt brings to the Board expertise in such areas as financial risk assessment, defense, information technology, homeland security, counterintelligence (insider threat) counterterrorism and human intelligence collection.

As the Deputy Director for Operations at the Central Intelligence Agency (CIA), he managed the CIA’s globally deployed personnel and a multi-billion dollar budget for human intelligence collection activities and operations.  Mr. Pavitt, as the head of America’s Clandestine Service, led the CIA’s operational response to the attacks of September 11, 2001. His career at the CIA was multi-faceted and included creating and leading the CIA’s Counterproliferation Division, an entity created to counter the spread of weapons of mass destruction.  He managed and directed intelligence operations against global proliferation networks and human collection operations against a variety of hard targets. From 1990 to 1993, he served as Special Assistant to President George H.W. Bush for International Intelligence Programs.  He is a two-time recipient of the CIA’s Distinguished Intelligence Medal, the CIA Director’s Medal and the Donovan Award.  From 2004 to 2011, Mr. Pavitt served as a Principal of The Scowcroft Group in Washington, D.C., an international strategic business advisory firm.  He is the President and a Founding Partner of JLP Associates, LLC, providing strategic risk advisory services to a variety of clients.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Debora A. Plunkett, 62 Director since: 2018 Independent

Ms. Plunkett has served in senior leadership positions in the National Security Agency (NSA) and brings CACI’s Board more than 30 years of national security experience in such critical mission areas as cyber security and information assurance.

Ms. Plunkett’s extensive experience in cyber and national security will further CACI’s information assurance mission in addressing serious economic and security challenges faced by the United States in the 21st century. Her previous NSA positions include Director of Information Assurance from April 2010 to November 2014 and Deputy Director of Information Assurance from August 2008 to April 2010, where she led the agency’s information assurance/cyber defense mission and directed thousands of NSA professionals worldwide. She also conceived and established the National Cyber Security Assistance Program to qualify commercial organizations for accreditation in performing cyber security services for national security systems, and advised Executive Branch decision-makers, including the National Security Council, on cyber issues. Ms. Plunkett was the first person to serve in the newly established position of Senior Advisor to the NSA Director, from November 2014 to January 2016, with a focus on enhancing equality, diversity, and inclusion for the agency’s highly technical workforce.  A highly credentialed professional, Ms. Plunkett received the Distinguished Service Medal and Exceptional Civilian Service Award from the NSA Director. She was awarded the Rank of Distinguished Executive by President Barack Obama, and the Rank of Meritorious Executive by President George W. Bush. As a recognized expert in national security, she has appeared on CBS/60 Minutes and Federal News Radio, been interviewed in the Washington Post, and given keynote addresses at high-profile cyber security and defense conferences. She currently serves on the Nationwide Insurance, BlueVoyant and Mercury Systems Board of Directors, is a Senior Fellow at Harvard University’s Belfer Center, and a professor in the cybersecurity graduate program at the University of Maryland.

William S. Wallace, 75 Director since: 2009 Independent	General Wallace brings to the Board a 39-year record of military service and experience.

From 2005 to 2008, General Wallace led more than 50,000 soldiers and civilian employees at 33 Army schools. He was the architect of the Army’s reorganization in continuation of military operations in Iraq and Afghanistan. He developed the organizational, technical, and warfighting requirements for the Future Combat Systems and other Army modernization efforts. Prior to this, General Wallace was Commanding General of the Army Combined Arms Center from 2003 to 2005, Ft. Leavenworth, Kansas, where he was responsible for the development of new and emerging Army and Joint doctrine, providing the intellectual foundation for military leadership in the 21st century. As Commander of the Fifth U.S. Corps from 2001 to 2003, during the opening campaign of Operation Iraqi Freedom, General Wallace led 140,000 soldiers from Kuwait to Baghdad, and subsequently directed the occupation of Western and Northern Iraq. He served as Commander of the Joint Warfighting Center from 1999 to 2001; Commanding General of the 4th Infantry Division ─ the Army's first “digitized” division that incorporated new C4ISR technologies ─ from 1997 to 1999; and Commanding General of the National Training Center from 1995 to 1997. General Wallace is a 1969 graduate of the United States Military Academy at West Point.

Executive Officers

As of August 1, 2022, the executive officers of the Company were John S. Mengucci, President and Chief Executive Officer, and the following six persons indicated in the table below. Biographical information for Mr. Mengucci is provided above under “2022 Nominees for Director” on page 8 of this proxy statement. The prior employers for each of our executive officers, except for Mr. Koegel, were aerospace, defense and security companies. Mr. Koegel’s previous experience was with a law firm.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Name and Current Position	Previous Experience
Thomas A. Mutryn, 68 Executive Vice President, Chief Financial Officer and Treasurer (April 2007 – Present)

Acting Chief Financial Officer and Treasurer, January 2007 to April 2007; Executive Vice President, Corporate Development, September 2006 to January 2007; GTSI Corp., Senior Vice President, Finance, and Chief Financial Officer, 2003 – 2006; U.S. Airways, Inc., Senior Vice President, Finance, and Chief Financial Officer, 1998 – 2002.

Gregory R. Bradford, 73 Chief Executive, CACI Limited, and President, U.K. Operations (2000 – Present)	Managing Director, CACI Limited, 1985-2000; President, U.K. Operations, since 1994; Executive Vice President, 1987 – 1994; Senior Vice President, 1986 – 1987; Vice President, 1983 – 1986.
Meisha Lutsey, 49 President, Operations Support and Services (January 2021 – Present)	Senior Vice President July 2015 – January 2021, CACI International Inc.
DeEtte Gray, 52 President, Business and Information Technology Solutions (July 2019 – Present)

President, U.S. Operations, CACI International Inc 2017 – 2019; President, Intelligence & Security Sector for BAE Systems, Inc., 2012 –2017; Vice President, Lockheed Martin Information Systems and Global Solutions - Defense Product Line 2007 – 2012.

Todd Probert, 56 President, National Security and Innovative Solutions (July 2020 – Present)

President, Defense and Security for CAE Inc., January 2020 – June 2020; Vice President C2, Space and Intelligence for The Raytheon Company, July 2019 – January 2020; Vice President, Mission Support and Modernization for The Raytheon Company, October 2014 – July 2019.

J. William Koegel, Jr., 67 Executive Vice President, General Counsel & Secretary (March 2014 – Present)	Steptoe & Johnson, 1981-March 2014 (Partner, 1987-March 2014).

CORPORATE GOVERNANCE

We are committed to strong corporate governance practices designed to maintain high standards of oversight, integrity and ethics while promoting long-term shareholder value.

Governance Framework

Structure

The Board is responsible for the oversight of management on behalf of our shareholders and the Board accomplishes this function acting directly and through Board committees. On August 4, 2022, the Board approved a new committee structure comprised of (1) three standing committees: Audit and Risk; Human Resources and Compensation and Corporate Governance and Nominating and (2) two ad hoc committees: Executive and Special Programs. This governance structure allows the Board to provide focused advice, insight and oversight in the interests of the Company and our shareholders. The Board and its committees discharge their duties at Board and committee meetings, through telephone contact and other communications with management and others regarding matters of concern and interest to the Company.

Primary Governance Documents

Our governance structure and processes are based on our key governance documents, which include the following documents which can either be found on our website at investor.caci.com or are available upon written request to CACI International Inc, 12021 Sunset Hills Road, Reston, Virginia 20190, Attention: Investor Relations:

• Amended and Restated Certificate of Incorporation	• Board Committee Charters
• By-laws	• Standards of Ethics and Business Conduct
• Corporate Governance Guidelines	• Directors’ Code of Business Ethics and Conduct

The Board reevaluates our policies and practices on an ongoing basis and all of our directors, executive officers and other employees are required to review their applicable code of conduct and certify compliance annually to ensure high standards of business conduct that facilitate the Board’s execution of its responsibilities. Additional information is provided below regarding key corporate governance and ethics policies and practices that we believe enable us to manage our business in accordance with the highest standards of business ethics and in the best interest of our shareholders.

We intend to disclose any waiver of compliance with any provision of our code of conduct covered by Item 406(b) of Regulation S-K that is granted to any principal executive officer, principal financial officer, principal accounting officer or controller, and any amendments to such code of conduct, in the “Investors” section of our website www.caci.com within four business days following the date of such waiver or amendment.

CORPORATE GOVERNANCE

Board of Directors

Board Leadership

The Board is responsible for determining the optimal leadership structure to provide independent oversight of senior management and evaluates the Board’s leadership structure on an annual basis. In evaluating its leadership structure, the Board considers our current operating and governance environment, governance best practices and feedback from our shareholders on how the Board can provide effective oversight of senior management on behalf of our shareholders. Based on these considerations, the Board has determined that separate positions for Chairman and CEO provides an efficient and effective leadership model, fostering clear accountability, differing perspectives and effective decision making as the Chairman focuses on the Board activities while the CEO manages the day-to-day business. From time to time, the Board may also appoint a Vice Chairman in order to have a director empowered to act with the authority of the Chairman in the event the Chairman is unavailable. The chart below summarizes the roles and responsibilities of the Chairman:

Chairman
Independence:	Independent
Appointment:	Appointed by Board (Annual)
Presides at Meetings:	Board and Shareholder Meetings
Authority to Call Meetings:	Board and Shareholder Meetings
Schedule, Agendas and Materials:	Prepares Board schedules, agendas and materials based on discussion with all directors and management
Liaison:	Between directors and senior management
Strategic/Governance Responsibilities:	Consults with senior management on strategic direction and key staffing; oversees corporate financial affairs and transactions; monitors all investor relations activities

CORPORATE GOVERNANCE

Committee Membership and Attendance

Directors are expected to attend regular Board meetings, committee meetings and the annual shareholder meeting, in person or, if not possible, via teleconference. All then serving directors attended the 2021 Annual Meeting of Shareholders held on November 11, 2021 and each incumbent director attended over eighty percent of the aggregate of the total number of Board meetings and meetings of the committees on which the director served in fiscal year 2022. The Board held 12 meetings during fiscal year 2022. Below is a summary of the Board committee membership as of August 1, 2022 and the number of meetings for each committee during fiscal year 2022.

Name	Audit	Compensation	Corporate Governance and Nominating	Culture, Character, Integrity & Ethics	Executive	Investor Relations	Security and Risk Assessment	Strategic Assessment
Mr. Daniels (I)
Ms. Disbrow (I)
Ms. Gordon (I)
Mr. Jews (I)(A)
Adm. Johnson (I)
Mr. McCarthy (I)
Mr. Mengucci
Mr. Nolan (I)
Mr. Pavitt (I)
Ms. Plunkett (I)
Gen. Wallace (I)
FY 2022 Meetings	6	4	5	4	–	5	4	4

Chairman     Chair                 Member               I – Independent             A – Audit Committee Financial Expert

Pursuant to NYSE requirements, two executive sessions of non-management directors were held during fiscal year 2022.

Committee Responsibilities

The specific roles and responsibilities of the Board’s committees are delineated in written charters adopted by the Board for each committee and are reviewed annually by the Corporate Governance and Nominating Committee in accordance with the Corporate Governance Guidelines. As provided in their charters, each committee is authorized to engage or consult from time to time, as appropriate, at our expense, with outside independent legal counsel or other experts or advisors it deems necessary, appropriate or advisable to discharge its duties. The charters for the Audit and Risk, Human Resources and Compensation, Corporate Governance and Nominating and Executive committees are available on our website at investor.caci.com or a print copy of all the standing committee charters is available upon shareholder request. Below is a summary of the current primary responsibilities of each committee. In light of the revised committee structure, the Board is reviewing the charters for the committees listed below and drafting a charter for the Special Programs Committee to ensure the Board continues to fulfill its oversight responsibilities. The full responsibilities for each committee will be delineated in the committee charters available on our website.

CORPORATE GOVERNANCE

Audit and Risk

The Audit and Risk Committee (the “Audit Committee”) assists the Board in fulfilling its oversight of (i) the integrity of the Company’s financial statements; (ii) the effectiveness of the Company’s internal control over financial reporting; (iii) the Company’s compliance with applicable legal and regulatory requirements; (iv) the independence and qualifications of the Company’s independent auditor; and (v) the performance of the Company’s internal and independent auditors. The Audit Committee is comprised of only independent directors and fulfills its responsibilities by:

•	Appointing, evaluating and overseeing the independent auditor;
•	Reviewing and pre-approving audit and non-audit services and related fees for the independent auditor;
•	Discussing the Company’s audited financial statements and quarterly financial statements with management and the independent auditor;
•

Discussing the process for assessing the effectiveness of internal control over financial reporting and reviewing issues as to the adequacy and effectiveness of the Company’s internal control over financial reporting;

•	Reviewing the annual internal audit plan and any significant internal audit findings;
•	Reviewing and approving all related party transactions;
•	Reviewing risks related to the Company’s cybersecurity posture; and
•	Reviewing legal and regulatory matters that may have a material impact on the Company’s financial statements.

Human Resources and Compensation

The Compensation Committee assists the Board in overseeing the Company’s compensation policies and practices. The Compensation Committee is comprised of only independent directors and fulfills its responsibilities by:

•	Recommending to the Board the compensation arrangements for the Company’s executive officers and directors;

•	Reviewing and approving the compensation, including incentive and equity-based compensation, of the chief executive officer;
•	Approving grants of equity compensation to all eligible individuals in the Company’s service;
•	Reviewing and recommending changes in the Company’s fringe benefit programs;
•	Oversight of the Company’s Affirmative Action and Small, Disadvantaged and Minority Subcontracting activities;
•	Preparing an annual report for inclusion in the Company’s proxy statement; and
•	Overseeing and reporting to the Board on the Company’s policies concerning compensation and employee benefits.

Corporate Governance and Nominating

The Corporate Governance and Nominating Committee assists the Board in overseeing the Company’s corporate governance practices. The Corporate Governance and Nominating Committee is comprised of only independent directors and fulfills its responsibilities by:

•	Recommending to the Board the general criteria and qualifications for membership on the Board;
•	Identifying and selecting individuals to be nominated for election to the Board;

CORPORATE GOVERNANCE

•	Recommending the number of directors to be elected each year (within the bounds established by the Company’s By-laws);
•	Developing and recommending to the Board a set of general corporate governance principles; and periodically reviewing, evaluating, and proposing revisions thereto; and
•	Reviewing policies and practices of the Company and monitoring compliance in areas of corporate governance.

Executive

The Executive Committee assists the Board in providing the necessary input and authorization in between full Board meetings, and for identifying those items which merit consideration or action by the entire Board.

Board and Committee Independence

In accordance with our Corporate Governance Guidelines, a majority of our Board must be independent as defined by the NYSE listing rules and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On August 4, 2022, the Board affirmatively determined that 10 of its 11 director nominees (90.9%) are independent.  In making the determination, the Board considered the relationships described below in “Certain Relationships and Related Transactions.” The Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are comprised entirely of independent directors.

Annual Board Evaluations

The Board and each of its committees perform annual evaluations of their performance. The evaluation process is managed by the Corporate Governance and Nominating Committee and specifically focuses on areas for improvement. In order to ensure independence during the evaluation process, the evaluation of the Corporate Governance and Nominating Committee is conducted by the Executive Committee.

Risk Oversight

Our Board has an active role, as a whole and at the committee level, in overseeing the management of our risks. The Board regularly reviews information regarding the results of operations and any related trends and other factors contributing to or affecting our results, long-term strategy, financial reporting systems and processes, as well as the risks associated with these aspects of the Company’s business. The Board has also approved Standards of Ethics and Business Conduct that establish standards of conduct for employees that are designed to mitigate risks associated with compliance, foster ethical conduct by our employees and protect company assets. We require all employees to receive annual training related to our Standards of Ethics and Business Conduct and related policies in order to ensure that employees are familiar with those standards of conduct and to mitigate the risks associated with employees’ failure to meet those standards.

CORPORATE GOVERNANCE

The Board’s committees are involved in the assessment of risks relevant to their area of responsibility and the implementation of actions designed to address or mitigate those risks. The types of risks that are considered by the committees include:

Audit and Risk:	Risks related to our tax, accounting, financial reporting systems and processes, and legal and regulatory compliance.
Human Resources and Compensation:	Risks related to our compensation and benefit programs.
Corporate Governance and Nominating:	Risks related to our corporate governance and management.

Succession Planning

The identification and development of senior leadership is a key responsibility of the Board and the Board is actively engaged in succession planning. Accordingly, the Board engages in discussions concerning Chief Executive Officer succession and the Chief Executive Officer briefs the Board concerning senior management succession. Chief Executive Officer succession is also discussed by the Board in an executive session outside the presence of any management directors. Management also updates the Board on key talent indicators such as recruiting and retention for the overall employee population throughout the year.

Shareholder and Interested Party Communications with Directors

Shareholders and interested parties may communicate directly with the Board or any director or committee member, including Audit Committee members, by sending correspondence to such individual c/o CACI International Inc, 12021 Sunset Hills Road, Reston, Virginia 20190, Attn: J. William Koegel, Jr., Corporate Secretary. It is our policy to forward directly to the directors all such communications addressed to them and delivered to the Company at the above stated address.

Certain Relationships and Related Transactions

Related Party Transactions

We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants, as well as in which greater than 5% shareholders, nominees for director, immediate family members of greater than 5% shareholders and nominees for director, and persons (other than a tenant or employee) sharing the household of a director, executive officer, nominee for director, or greater than 5% beneficial owner are participants, to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is responsible for obtaining information through questionnaires and other appropriate procedures from the directors and executive officers with respect to related party transactions and then determining whether the Company or a related person has a direct or indirect material interest in the transaction. Transactions that are determined to be material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the Audit Committee is charged with reviewing and approving or ratifying any related party transaction. The Audit Committee considers, among other matters, the nature, timing and duration of the transaction, the relationships of the parties to the transaction, whether the transaction is in the ordinary course of the Company’s business, the dollar value of the transaction, and whether the transaction is in the interest of the Company.

Upon review by the Audit Committee, no transactions concerning our directors, executive officers or greater than 5% shareholders or immediate family members of these persons require disclosure under Item 404(a).

Compensation Committee Interlocks and Insider Participation

During fiscal year 2022, the members of the Compensation Committee had no relationships with the Company other than their relationships as directors, their entitlement to the receipt of standard compensation as directors and members of certain committees of the Board, and their relationships to the Company as shareholders. During fiscal year 2022, no person serving on the Compensation Committee or on the Board was an executive officer of another entity for which any of our executive officers served on the compensation committee.

SECURITIES OWNERSHIP

Principal Shareholders

The following table provides the latest available information as of August 26, 2022 with respect to beneficial ownership of the Company’s common stock held by each person known by the Company to be the beneficial owner of more than 5% of the outstanding common stock.

Beneficial Owner	Amount of Beneficial Ownership of Common Stock	Percent of Common Stock(1)
The Vanguard Group, Inc.(2)	2,218,889	9.47%
Blackrock, Inc.(3)	2,214,827	9.46%
Morgan Stanley(4)	1,373,538	5.86%
FMR LLC(5)	1,301,782	5.56%
(1)	Based on 23,421,540 shares of common stock outstanding as of August 26, 2022, the record date.
(2)

The number of shares beneficially held by The Vanguard Group, Inc. (Vanguard) is based solely on information in a Schedule 13G/A filed with the SEC by Vanguard on February 9, 2022 on behalf of itself and certain entities under its control. The report states that Vanguard has sole dispositive power over 2,188,338 shares, shared dispositive power over 30,551 shares, sole voting power over no shares and shared voting power over 12,166 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

The number of shares beneficially held by BlackRock, Inc. (BlackRock) is based solely on information in a Schedule 13G/A filed with the SEC by BlackRock on February 1, 2022 on behalf of itself and certain entities under its control. The report states that BlackRock has sole voting power over 2,154,637 shares and sole dispositive power over all shares. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

The number of shares beneficially held by Morgan Stanley is based solely on information in a Schedule 13G/A filed with the SEC by Morgan Stanley on February 9, 2022 on behalf of itself and certain entities under its control. The report states that Morgan Stanley has shared voting power over 1,349,625 shares and shared power to dispose of 1,373,538 shares and sole voting power and dispositive power over no shares. The address of Morgan Stanley is 1585 Broadway New York, NY 10036.

(5)

The number of shares beneficially held by FMR LLC is based solely on a Schedule 13G/A filed by FMR LLC on February 9, 2022, and reflects the securities beneficially owned by FMR LLC, certain of its subsidiaries and affiliates and other companies. According to that Schedule 13G, FMR LLC has sole power to dispose of all such shares and the sole power to vote 86,987 shares. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

SECURITIES OWNERSHIP

Directors and Management

The following table provides information as of August 26, 2022 with respect to beneficial ownership of the Company’s common stock for each executive officer, each director, and for all current executive officers and directors of the Company as a group.

Beneficial Owner	Amount of Beneficial Ownership of Common Stock(1)	Percent of Common Stock(2)(3)
John S. Mengucci	92,379(4)	*
Thomas A. Mutryn	38,452(5)	*
DeEtte Gray	26,568(6)	*
Meisha Lutsey	5,668(7)	*
Todd Probert	1,647(8)	*
Gregory R. Bradford	60,608(9)	*
J. William Koegel, Jr.	23,437(10)	*
Michael A. Daniels	9,390	*
Lisa S. Disbrow	411	*
Susan M. Gordon	1,079	*
William L. Jews	8,780	*
Gregory G. Johnson	6,090	*
Ryan D. McCarthy	411	*
Philip O. Nolan	411	*
James L. Pavitt	7,663	*
Debora A. Plunkett	1,835	*
William S. Wallace	4,157	*
All Current Executive Officers and Directors as a Group (17 in number)	288,986	1.23%
(1)	All Restricted Stock Units (RSUs) vesting as of August 26, 2022 or within 60 days after that date are treated as shares of common stock that are beneficially owned.
(2)	Based on 23,421,540 shares of common stock outstanding as of the August 26, 2022 record date.
(3)

The asterisk (*) denotes that the individual holds less than one percent of our outstanding common stock. This stock is included in the total percentage of outstanding common stock held by the Executive Officers and Directors as a Group shown above.

(4)	Includes 15,129 restricted stock shares obtainable upon vesting of RSUs within 60 days after August 26, 2022.
(5)	Includes 6,386 restricted stock shares obtainable upon vesting of RSUs within 60 days after August 26, 2022.
(6)	Includes 14,908 restricted stock shares obtainable upon vesting of RSUs within 60 days after August 26, 2022.
(7)	Includes 968 restricted stock shares obtainable upon vesting of RSUs within 60 days after August 26, 2022.
(8)	Includes 691 restricted stock shares obtainable upon vesting of RSUs within 60 days after August 26, 2022.
(9)	Includes 2,608 restricted stock shares obtainable upon vesting of RSUs within 60 days after August 26, 2022.
(10)	Includes 3,051 restricted stock shares obtainable upon vesting of RSUs within 60 days after August 26, 2022.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Such officers, directors, and shareholders are required by SEC regulations to furnish the Company with copies of all such reports that they file.

Based solely on a review of copies of reports filed with the SEC and of written representations by certain officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the fiscal year ended June 30, 2022 except for Mr. Mengucci due to an administrative error.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides the principles, objectives, structure, analyses and determinations of the Compensation Committee with respect to the fiscal year 2022 compensation of the following named executive officers (NEOs):

John S. Mengucci, President and Chief Executive Officer

Thomas A. Mutryn, Executive Vice President, Chief Financial Officer and Treasurer

DeEtte Gray, President, Business and Information Technology Solutions (BITS)

Todd Probert, President, National Security and Innovative Solutions

J. William Koegel, Jr., Executive Vice President, General Counsel and Secretary

The principles, objectives and structure of our fiscal year 2022 executive compensation were established in June 2021, when our Compensation Committee traditionally makes executive compensation decisions. The Compensation Committee’s fiscal year 2022 compensation decisions reflect the Company’s performance as well as our executives’ individual performance in the prior fiscal year.

Executive Summary

Who We Are

For more than 60 years, we have delivered innovation, expertise, technology, and excellence in support of our customers’ vital national missions to defeat global terrorism, secure the homeland, and improve government services. Through our long-standing customer relations across the federal marketplace, we have become a trusted provider of high-value innovations for our nation’s highest priorities.

We provide expertise and technology to our defense, intelligence, and civilian customers in the following market areas: Digital Solutions; Command, Control, Communications, Computers, Intelligence, Surveillance, and Reconnaissance (C4ISR), Cyber, & Space; Engineering Services; Enterprise Information Technology (IT); and Mission Support. Our innovations in all of these markets deliver the quality and efficiency customers require to advance their capabilities and complete their missions. Our international operations provide a diverse mix of IT services and proprietary data and software products, serving commercial and government customers throughout the U.K., continental Europe and around the world.

Our Mission

CACI is ever vigilant in helping our customers meet their greatest enterprise and mission challenges in national security and government modernization. Our distinctive expertise and technology deliver innovation and excellence. We are a company of good character, and our dynamic team of professionals is committed to doing the right thing by performing with ethics and integrity. We take pride in our achievements and create value for employees, customers, and shareholders.

ExeCutive Compensation

CACI At-A-Glance

•~$6.2 billion annual revenue	•Character-based culture of ethics, integrity, and operational excellence
•Veterans, active National Guardsmen and Reservists, and military spouses represent 37% of our workforce	•A Fortune World’s Most Admired Company – 7th in IT Services Worldwide
•Approximately 22,000 employees, 75% with security clearances

Growth Strategy

Win Business

•	Grow organically
•	Pursue business that solves enduring and well-funded national security and modernization requirements

Drive Operational Excellence

•	Deliver continued long-term Adjusted EBITDA margin expansion
•	Provide customers high quality
•	Maintain a cost efficient business

Deploy Capital in a Flexible and Opportunistic Manner for Long-Term Shareholder Value

•	Flexible and opportunistic means any option is considered equally based on dynamics at the time
•	Continued investments ahead of customer need
•	Strategic M&A to add new capabilities and customers, driving higher-value revenue

Financial Performance Summary

Fiscal Year 2022 Performance

Below are charts outlining our performance over the relevant periods for the performance metrics used by the Compensation Committee in determining our NEOs’ compensation. The performance depicted in the charts had a substantial impact on our NEOs’ earned compensation over the course of this period. For fiscal year 2022, this resulted in an average achievement of 86.7% of the targeted annual incentive plan value, and the three-year growth of the Company’s stock price through August 15, 2022 resulted in achievement of 116% of the performance-based equity awards granted to the NEOs in fiscal year 2020. For fiscal year 2022, Adjusted EBITDA represents GAAP net income plus net interest expense, income taxes, depreciation and amortization expense (including depreciation within direct costs).

ExeCutive Compensation

Total Revenue
Million
$6,500
$5,750
$5,000
$4,250
$3,500
$5,720
$6,044
$6,203
2020
2021
2022

Adjusted EBITDA
Million
$700.0
$650.0
$600.0
$550.0
$500.0
$573.6
$668.6
$637.5
2020
2021
2022

Stock Price
$325
$275
$225
$175
$125
2019
2020
2021

2021 Say on Pay Vote

DECISION SUPPORT

As the Compensation Committee made its fiscal year 2022 compensation decisions, it considered that 97% of the votes cast on the Company’s fiscal year 2021 executive compensation program (the “Say on Pay” proposal) were voted in favor of the “Say on Pay” proposal at the Company’s 2021 Annual Meeting. This continued the strong support as shown in 2020’s and 2019’s 97% and 97% approval rates, respectively. The Company also actively engages with our shareholders to understand our shareholders’ views towards the program and reviews comments from shareholder advisory services.

Pay for Performance Philosophy

The Compensation Committee believes our executive compensation program should incent and reward behaviors that build a foundation for our long-term performance and success while also supporting the achievement of annual objectives. Our performance assessment framework and executive compensation program are designed to reward such performance by linking our executives’ compensation to the achievement of both long- and short-term goals. For example, the annual incentives paid to each of our NEOs vary with performance, including our annual financial results.

ExeCutive Compensation

Executive Compensation Program Design

The substantial majority of our NEOs’ compensation is directly tied to our performance with short-term and long-term incentives comprising an average of approximately 77% of our NEOs’ target total direct compensation (“TDC”). The following is a list of the principal components of our executive compensation program in fiscal year 2022:

Character	Component	Description
Fixed	Base Salary	Annual fixed portion of NEOs’ TDC designed to attract and retain experienced executives, comprising only approximately an average of 23% of our executives’ target TDC in fiscal year 2022.
At Risk	Short-Term Incentives	Cash bonus plan that rewards NEOs for achieving annual performance objectives based on Revenue and Adjusted EBITDA, calculated as described below.
Long-Term Incentives

Performance Restricted Stock Units (“PRSUs”) earned based on achievement of three-year EBITDA growth objectives.

Restricted Stock Units (“RSUs”) earned over three years based on continued commitment to CACI.

Performance Assessment

Compensation Committee

The Compensation Committee uses a comprehensive process to assess performance on an ongoing basis, which includes frequent dialogue with management about financial performance relative to our goals and competitors, and assessment of corporate and individual executive accomplishments.

Independent Consultant

The Compensation Committee also asks its independent compensation consultant to assess our pay-for-performance alignment, which includes an analysis of our NEOs’ realizable pay relative to our peer group and an analysis of operational and shareholder returns relative to our peer group.

ExeCutive Compensation

Historical Pay for Performance Results

Our pay for performance philosophy is reflected in the compensation that has been earned by our NEOs over the past three years. The chart below summarizes our corporate performance against the Compensation Committee performance metrics and the impact our performance had on our NEOs’ compensation.

Year	Bonus Plan Performance	Average Annual Bonus Payout	% of PRSUs Earned in 3-Yr Performance Period Ending During Fiscal Year[1]
2022	CACI Revenue < Target Adjusted EBITDA < Target	87%	116%
2021	CACI Net Income > Target CACI Revenue < Target CACI EPS > Target	224%	124%
2020	CACI Net Income > Target CACI Revenue > Target CACI EPS > Target	146%	160%
(1)	Earned PRSUs vest 50% per year on the third and fourth anniversaries of the grant date. Fiscal year 2022 performance is based on estimates as of June 30, 2022.

Executive Compensation Practices

We also maintain certain executive compensation practices designed to strengthen the connection between our executives’ interests and the interests of our shareholders. The following is a summary of the compensation practices that we do and do not employ to advance our shareholders’ long-term interests.

What We Do	What We Don’t Do
✓ More than 75% of NEO Compensation “At-Risk”	✘ No Excessive Perquisites
✓ Performance Vesting Based on Company Growth	✘ No Repricings
✓ Rigorous Stock Ownership Guidelines	✘ No Tax Gross-ups Approved Since 2007
✓ Clawback Policy	✘ No Automatic Single Trigger Equity Vesting on Change of Control

Compensation Governance and Process

Compensation Governance

The Compensation Committee, composed solely of independent directors, is responsible for our executive officer compensation decisions. The Compensation Committee works very closely with Mercer, as its independent compensation consultant, and management to examine pay and performance matters during the year. The Compensation Committee has both a strategic and administrative role in managing the compensation structure of the Company, with an emphasis on

ExeCutive Compensation

compensation of top management.  Strategically, the Compensation Committee considers how the achievement of the overall goals and objectives of the Company can be aided through adoption of an appropriate compensation philosophy and effective program elements. Administratively, the Compensation Committee reviews compensation paid, salary progressions, incentive compensation allocations, benefits and perquisites provided to all employees, and equity awards granted under all shareholder-approved plans.

Compensation Process

The Compensation Committee acted in accordance with the following process in determining our NEOs compensation for fiscal year 2022.

Fourth Quarter FY2021

•Developed the design of the fiscal year 2022 compensation program.

•Approved the performance metrics and goals for the fiscal year 2022 cash incentive plan.

•Set target total direct compensation for the NEOs for fiscal year 2022.

First Quarter FY2022	•Reviewed and approved the metrics and goals for the PRSUs.
Fiscal Year 2022

•Certified PRSU performance for completed measurement periods.

•Reviewed the Company’s performance and assessed progress toward objectives.

•Assessed progress toward NEO objectives.

•Discussed potential program changes considering feedback from shareholders, regulatory guidance, and external trends.

First Quarter FY2023	•Evaluate and discuss NEO performance •Determine payouts for the NEOs based on achievement of the performance metrics for the annual incentive plan and PRSUs.

Compensation Factors

The Compensation Committee determined fiscal year 2022 TDC targets for the CEO and each of the other NEOs employed at the time based on the following process:

•

Leadership Evaluation: The Compensation Committee used a performance assessment framework to make CEO compensation decisions. For the other NEOs, the Compensation Committee, with input from the CEO, reviewed (1) performance against the objectives set in fiscal year 2021, and (2) each NEO’s Leadership Assessment based on individual performance with regard to key leadership attributes.

•

Risk-Balancing and Performance: In evaluating the performance of the NEOs, the Compensation Committee sought to understand what was accomplished relative to established objectives, how it was accomplished, the quality of financial results and the Company’s strategic positioning for future competitive advantage.

•	Market Practices: The Compensation Committee evaluated each NEO’s relative compensation and changes in responsibilities and considered current pay practices for comparable positions at peer companies.

•	Independent Consultant Input: The Compensation Committee received input from its independent compensation consultant.

•	Other Factors: For the NEOs other than the CEO, the Compensation Committee also considered the CEO’s recommendations, succession planning and retention. Finally, before making pay decisions, the

ExeCutive Compensation

Compensation Committee reviewed the pay mix to ensure that it was competitively positioned and performance-based.

During the course of the fiscal year, the Compensation Committee reviews corporate performance each quarter and assesses progress for each goal in the cash incentive program and active long-term incentive programs from current and prior fiscal years. The Committee uses a performance assessment framework to make CEO compensation decisions. For the other NEOs, the Committee, with input from the CEO, reviews (1) business unit/staff group performance against the objectives set for the fiscal year, and (2) each NEO’s Leadership Assessment based on individual performance with regard to key leadership attributes. The Committee evaluates each NEO’s relative compensation and changes in responsibilities and considers current pay practices for comparable positions at peer companies. The Committee also considers the CEO’s recommendations, succession planning, retention, and advice of its independent compensation consultant. Finally, before making pay decisions, the Committee reviews the pay mix to ensure that it is competitively positioned and performance-based. The Committee also discusses other information relevant to executive compensation, such as trends, regulatory updates, and shareholder feedback.

Independent Compensation Consultant

With respect to fiscal year 2022, Mercer attended Compensation Committee meetings, met with the Compensation Committee in executive sessions, reviewed and provided recommendations on the components of the Company’s executive compensation program and provided compensation advice independent of the Company’s management. The compensation consultant reports directly to the Committee and performs no work for management other than providing advice on executive compensation pursuant to its engagement by the Committee. The Compensation Committee assessed the independence of Mercer pursuant to SEC rules and concluded that their work for the Compensation Committee did not raise any conflicts of interest.

Assessing Competitive Practice

Mercer assists the Committee by reviewing comparative market data on compensation practices and programs within the Company’s peer group.

During fiscal year 2022, Mercer was responsible for providing information on new laws and regulations, general industry compensation practices, recommendations for director compensation and compensation for management positions under the Committee’s purview, and for performing independent assessments of management recommendations brought before the Committee.

For fiscal year 2022, peer comparisons were performed against 14 publicly-traded companies which were selected based on similarities to CACI in size and/or industry as well as operational similarities. The selected companies were as follows:

Alliance Data Systems Corporation	Booz Allen Hamilton Holding Corporation	Broadridge Financial Solutions, Inc.	Cognizant Technology Solutions Corporation
Fidelity National Information Services, Inc.	Fiserv, Inc.	L3Harris Corporation	Leidos Holdings, Inc.
LiveRamp Holdings, Inc.	ManTech International Corporation	MAXIMUS, Inc.	Science Applications International Corporation
Tetra Tech, Inc.	Unisys Corporation

The companies used for peer comparisons are reviewed annually and adjusted as necessary due to changes at the selected company (e.g., acquisitions, bankruptcies, etc.) or changes in the comparability of the selected company to CACI.

ExeCutive Compensation

General industry market information for NEO and other senior executive compensation was also provided for the Compensation Committee by Willis Towers Watson, which did not provide advice or analysis regarding the data provided.

Determining Executive Compensation

Executive Compensation Objectives

Our NEO compensation programs are designed to attract, retain and reward the management talent that we need to maintain and strengthen our position in the industry and to achieve our business objectives.

OUR COMPENSATION PRINCIPLES

Our compensation programs for NEOs are guided by three basic principles:

Link compensation to performance. We believe that compensation levels should reflect performance - both the performance of CACI and the performance of the recipient.

Maintain competitive compensation levels.  We strive to offer programs and levels of compensation that are competitive with those offered by the Company’s peer group to attract, retain and reward our NEOs.  The Committee evaluates TDC for each Executive Officer relative to the median of the Company’s peer group.

Align management’s interests with those of shareholders.  We seek to implement programs that will align management’s interests with those of shareholders and increase long-term shareholder value by granting long-term equity incentive awards each year.

Principal Elements of Compensation

	Component	Average Percentage of FY22 TDC[1]	Role
Fixed	Base Salary	23%	•To provide a stable, reliable monthly income •Set at levels that should generally comprise a low percentage of total target compensation
	Benefit Plans	N/A	•To provide opportunity for deferring income taxes on a portion of annual income
At Risk	Annual Incentive Compensation	24%	•To reward the achievement of annual financial goals •Links compensation to short-term performance since award amounts are determined for the fiscal year based on actual results •Time horizon: 1 year
	Long-Term Equity Incentives	53%

•Aligns executive interests with those of shareholders as potential value of awards increases or decreases with earnings (PRSUs)

•Retains executive officers through multi-year vesting (PRSUs and RSUs)

•Time horizon: 3 years (PRSUs and RSUs)

[1]

Percentages are based on the target amounts for the individual components described in the “Fiscal year 2022 Base Salaries,” “Fiscal year 2022 Annual Incentives,” and “Fiscal year 2022 Long-Term Incentives” sections below.

ExeCutive Compensation

Fiscal Year 2022 Executive Compensation Strategy

In fiscal year 2021, the Compensation Committee conducted a thorough review of the Company’s executive compensation philosophy and strategy and made several significant changes to executive officer compensation programs for fiscal year 2022.  The key objectives of the Compensation Committee’s review were to:

•	Drive attraction and retention of top talent in a more intense competitive landscape in our industry, particularly as we emerge from a global pandemic;

•	Increase focus on our growth and position in the technology sector with an expectation of margin expansion;

•	Respond to shareholder feedback regarding the structure of our long-term incentive program;

•	Forge a stronger linkage between executive pay programs and our long-term strategic objectives; and

•	Align management on a consistent market competitive framework for executive compensation.

Fiscal Year 2022 Annual Bonus Program

For fiscal year 2022, the Compensation Committee determined that all cash incentives for executives will be based on annual performance, establishing performance targets and payout ranges for each metric based on the current business environment, review of the competitive market, historical performance against targets and the Company’s desire for growth.

The Compensation Committee also determined that total bonus payouts for cash incentives will be subject to an upward or downward discretionary adjustment by the Compensation Committee based on its evaluation of each executive’s attainment of financial and non-financial performance objectives.  All cash incentives for executive officers will be capped at 250% of their target cash incentive.

Fiscal Year 2022 Long-Term Incentives

The Committee granted fiscal year 2022 long-term incentive awards to executive officers in October 2021.  To better align executive incentives with long-term shareholder value creation, and to better align executive rewards with the Company’s strategic growth objectives, the Committee made several changes to its approach for granting executive long-term incentives.  The Committee granted two types of long-term incentives to executive officers in fiscal year 2022:

▪	Restricted Stock Units which reinforce attraction, retention and long-term shareholder value creation

▪

Performance Restricted Stock Units which reinforce attraction, retention, long-term shareholder value creation and specifically focus on achieving strategic objectives.  The vesting of the Performance Restricted Stock Units is based on the degree of attainment of three-year earnings growth objectives.

ExeCutive Compensation

Fiscal Year 2022 Base Salaries

In late fiscal year 2021, the Compensation Committee reviewed and approved our NEOs’ base salaries for fiscal year 2022, taking into consideration the median of base salaries for comparable executives among our peer group, individual performance in fiscal year 2021 and the Company’s overall annual fiscal year 2022 merit increase guidance applicable to all employees. The adjustments approved by the Compensation Committee became effective on August 1, 2021 for all NEOs.

Name	FY2021 Base Salary ($)	FY2022 Base Salary ($)	Percentage Change
John S. Mengucci	1,000,000	1,000,000	—
Thomas A. Mutryn	644,000	655,000	1.7%
DeEtte Gray	620,100	640,000	3.2%
Todd Probert	500,000	550,000	10%
J. William Koegel, Jr.	515,500	531,000	3.0%

Salary adjustments reflected the Compensation Committee’s strategy to provide competitive increases of base salary consistent with overall movement of executive base salaries in our peer group.

Fiscal Year 2022 Annual Incentives

Target Annual Incentives

Our cash incentive program is designed to motivate our executive officers to achieve pre-established annual performance objectives. In establishing target cash incentives for fiscal year 2022, the Compensation Committee reviewed our NEOs’ target total cash compensation, relative to the median of our peers and made certain adjustments to more closely align our NEOs’ total target cash compensation to the Company’s peer group. The table below shows the fiscal year 2022 NEO target cash incentive levels that were approved by the Compensation Committee in late fiscal year 2021:

Name	FY2021 Target Annual Incentive ($)	FY2022 Target Annual Incentive ($)	FY2022 Percentage of Base Salary	Percentage Change
John S. Mengucci	1,500,000	1,500,000	150%	—
Thomas A. Mutryn	625,000	655,000	100%	4.8%
DeEtte Gray	772,000	800,000	125%	3.6%
Todd Probert	400,000	550,000	100%	37.5%
J. William Koegel, Jr.	500,000	478,000	90%	(4.4)%

The target cash incentive for Mr. Mengucci was not changed by the Compensation Committee in fiscal year 2022. Adjustments for other NEOs reflected the Compensation Committee’s strategy to provide competitive increases of cash incentives consistent with overall movement of executive cash incentives in our peer group, and to more closely align target incentive levels within the company.

ExeCutive Compensation

Design

The fiscal year 2022 cash incentive plan was based on full year performance for the Named Executive Officers. At the beginning of fiscal year 2022, the Compensation Committee established the performance metrics applicable to the annual cash incentive program. The performance metrics were selected to incent the Company’s growth and support the interests of the Company’s shareholders and were applied to each executive based on their responsibilities:

Performance Metric	Purpose
Adjusted EBITDA	Indicator of performance that is controlled by the Company and used as the primary incentive metric to ensure our executives’ focus on overall profitability.
CACI Revenue

Measure of the Company’s growth which requires the maintenance and expansion of current business and the capture of new business. To incent organic growth, the Committee decided to evaluate whether to include acquired revenue in the measurement of this metric after the completion of each acquisition.

In addition, the Compensation Committee approved metrics for the Company’s business sectors, which were applicable to Ms. Gray and Mr. Probert, among others:

Performance Metric	Purpose
Sector Gross Profit (GP)	Primary indicator of the performance of the sector and is used as the primary incentive metric to ensure our sector executives’ focus on overall profitability.
Sector Revenue	Primary measure of the sector’s growth, which requires the maintenance and expansion of current business and the capture of new business.

The following is a summary of the performance metrics applicable to each NEO for the annual and quarterly components of the annual incentive program.

	Annual
	Metrics	Weight
Mr. Mengucci, Mr. Mutryn and Mr. Koegel	Adjusted EBITDA	50%
	CACI Revenue	50%
Ms. Gray and Mr. Probert	Adjusted EBITDA	20%
	CACI Revenue	20%
	Sector GP	30%
	Sector Revenue	30%

After determining the appropriate performance metrics and weights applicable to the cash incentive program, the Compensation Committee established the target performance levels for the Company performance metric at the beginning of the fiscal year. The performance targets for each metric were established based on the current business environment, review of the competitive market, historical performance against targets and the Company’s desire for growth. The President and Chief Executive Officer was responsible for establishing performance metrics for non-Executive Officers which flow from the Company metrics established by the Committee.

Once performance targets were established for each Company performance metric, the Compensation Committee determined appropriate lower, or “Cut,” threshold levels for each metric and upper, or “Stretch,” threshold levels. For performance below Cut levels, no bonus was awarded. For performance between Cut and Target levels, and between Target and Stretch levels, bonus payouts were prorated on a straight-line basis. No additional incentives are awarded for performance above Stretch levels.  Total payment for the cash incentive program is capped at 250% of the target payout for each NEO.

ExeCutive Compensation

The ranges between Cut, Target and Stretch thresholds were based upon multiple factors assessed by the Compensation Committee, including historical ranges and historical performance against Cut, Target and Stretch thresholds. For fiscal year 2022, the Committee set the Cut thresholds at 80% of Target and Stretch thresholds at 125% of Target.

In addition, the Committee established an Individual Modifier, where bonus can be adjusted up or down 25% based on assessment of financial and/or non-financial performance (e.g., ESG, strategic milestones, employee engagement, or other factors which aren’t immediately reflected in financial results).

Fiscal Year 2022 Performance

Performance relative to each metric used in calculating our NEOs’ annual incentive payout is delineated below for fiscal year 2022.

Annual Metrics	Target	Actual	Result
CACI Revenue ($M)	6,260	6,203	Between Cut and Target
Adjusted EBITDA	682.5	637.5	Between Cut and Target
BITS Sector Revenue ($M)	2,653	2,677	Between Target and Stretch
BITS Sector Gross Profit ($M)	850.1	841.9	Between Cut and Target
NSIS Sector Revenue ($M)	2,508	2,271	Between Cut and Target
NSIS Sector Gross Profit ($M)	968.9	897.9	Between Cut and Target

In consideration of the performance outlined above, the table below provides a summary of the cash incentives actually earned by our NEOs.

Name	FY2022 Total Target Annual Incentive ($)	FY2022 Total Earned Annual Incentive ($)(1)	Payout as a Percentage of Target
John S. Mengucci	1,500,000	1,306,500	87.1%
Thomas A. Mutryn	655,000	570,505	87.1%
DeEtte Gray	800,000	760,880	95.1%
Todd Probert	550,000	425,260	77.3%
J. William Koegel, Jr.	478,000	416,223	87.1%
(1)	The annual incentives earned in FY2022 did not include any amounts attributable to an Individual Modifier.

ExeCutive Compensation

Fiscal Year 2022 Long-Term Incentives

The Compensation Committee used market data provided by its compensation consultant to set the target value of equity for the NEOs. Based on this review, the Compensation Committee made certain adjustments to align our NEOs with the peer group.

Name	2021 Target Equity Value ($)	2022 Target Equity Value ($)	Percentage Change
John S. Mengucci	4,800,000	5,500,000	14.6%
Thomas A. Mutryn	1,200,000	1,500,000	25.0%
DeEtte Gray	1,300,000	1,300,000	—
Todd Probert	925,000	1,100,000	18.9%
J. William Koegel, Jr.	600,000	900,000	50.0%

All NEOs received their fiscal year 2022 target equity value 50% in the form of RSUs and 50% in the form of PRSUs.  The RSUs vest ratably over three years. The PRSUs vest at the end of three years based on the attainment of a three-year target cumulative EBITDA growth objective. No shares will vest for performance below the threshold performance level (80% of the three-year target cumulative EBITDA). For performance between Cut and Target levels, and between Target and Stretch levels (125% of the three-year target cumulative EBITDA), the number of shares which shall vest will be prorated on a straight-line basis up to 200% of the target PRSUs.

Special Awards

On November 11, 2021, Mr. Probert received a one-time special grant of RSUs with grant date value of approximately $2,000,000. Mr. Probert’s RSUs will vest in full on November 11, 2024.

On April 26, 2022, Ms. Gray and Mr. Koegel received one-time special grants of RSUs with a grant date value of approximately $3,000,000 and $300,000, respectively. Ms. Gray’s RSUs will vest in full on April 26, 2026 and Mr. Koegel’s RSUs will vest in equal installments on the first three anniversaries of the grant date.

Other Compensation Policies and Practices

Benefits and Executive Perquisites

All NEOs are entitled to receive a Company-provided automobile or an allowance to obtain an automobile. All automobile benefits are fully taxable as ordinary income; no tax gross-up is provided.

All NEOs are also eligible for annual financial planning services. The value of these services is also fully taxable as ordinary income; no tax gross-up is provided.

In addition, we provide a $25,000 discretionary benefit allowance per calendar year to the President and Chief Executive Officer. This allowance can be used for business or personal expenses. All personal benefit received from this allowance is fully taxable as ordinary income; no tax gross-up is provided.

Executives are also permitted to participate in the Company’s other employee benefit plans on substantially the same terms as other employees. For example, the Company makes matching contributions to our 401(k) plan based on employee contributions, and executives receive the same benefit.

ExeCutive Compensation

All amounts related to perquisites for NEOs are disclosed in column (i) of the Summary Compensation Table, along with details on their valuations.

Severance and Change in Control Benefits

The Company currently maintains severance agreements with Messrs. Mengucci, Mutryn, and Koegel; Ms. Gray and Mr. Probert fell under the Company’s general policy for executives during fiscal year 2022, which provided for six months’ salary upon involuntary separation without cause. The purpose of the agreements is to provide those executives with a degree of security and to mitigate concern that they might have regarding their continued employment prior to or following a change in control, thereby allowing the executive to focus their undivided attention to serving the interests of the Company and our shareholders. The Company believes that appropriate severance arrangements are necessary to attract and retain these key executives and are an important part of a competitive overall compensation program for the NEOs.

In the event of a change in control, severance benefits in the agreements are generally payable only upon a “double trigger,” meaning that severance benefits are triggered when an eligible executive is involuntarily terminated without cause by the Company or resigns for “good reason” within one year following a change in control. This “double trigger” provision was implemented to be consistent with good market practices. We believe this program encourages retention in the face of an actual or potential change in control and aligns executive and shareholder interests. Furthermore, the program allows top executives to review corporate transactions that are in the best interests of our shareholders without concern over whether the transactions may adversely impact the executive’s employment.

All equity awards granted since 2010 have provided for “double trigger” vesting acceleration in the event of a change in control, under which vesting accelerates only upon a change in control and involuntary termination without cause or resignation for good reason within one year after the change of control.

For equity awards granted prior to fiscal year 2022, executives who retire at age 62 or older vest in a prorated portion of the grants based upon their number of months of service after the grant date divided by the full vesting timeframe; the numbers of shares received are still subject to the results of the performance conditions.  For equity awards granted in fiscal year 2022, executives who retire no earlier than one year after the grant date, on or after the date on which they have attained age 55 or older, and the sum of their age and consecutive years of service with the Company totals 65 or more, shall continue to vest as if they had remained actively employed.

Calculations for various termination scenarios are included in the “Potential Payments on Termination or Change in Control” section of this proxy statement.

Retirement Plans

The Company offers a non-qualified deferred compensation plan to encourage employees to save for their retirement. Eligible employees, which include all NEOs, may elect to contribute up to 50% of their U.S. base salary and 100% of their U.S. bonuses and commissions to this plan on a pre-tax basis. The Company contributes 5% of all income over the compensation limit in section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “IRC”) to participants, subject to plan vesting conditions, and may make a supplemental discretionary contribution to a participant’s account in any amount it elects. No discretionary contributions were made in fiscal year 2022.

The Company entered into a supplemental executive retirement plan (“SERP”) with Mr. Mengucci that provides certain benefits to offset the forfeiture of potential benefits from his previous employment. Mr. Mengucci is the only active employee with a SERP. The SERP provides for annual, lifetime payments of $270,000 upon the voluntary or involuntary termination of Mr. Mengucci’s employment on or after December 1, 2022, unless such termination is for cause (as defined in Mr. Mengucci’s employment agreement) which would result in the forfeiture of all benefits under the SERP. Upon his death, a surviving spouse will receive annual, lifetime payments of $135,000. If Mr. Mengucci

ExeCutive Compensation

voluntarily terminates his employment other than for good reason prior to December 1, 2022, Mr. Mengucci will receive a pro rata portion of the payment amount based on his period of executive service beginning June 3, 2019. In the event of a Change of Control, Mr. Mengucci and a spouse will receive the full benefits payable under the SERP unless Mr. Mengucci is terminated for cause or voluntarily terminates his employment other than for good reason. The Company provides no other executive a SERP and does not currently anticipate doing so in the future.

Management Stock Purchase Plan

The Company offers a Management Stock Purchase Plan (“MSPP”) to promote the long-term growth and profitability of the Company by providing executives with incentives to improve shareholder value and to contribute to the growth and financial success of the Company. The MSPP also helps executives to meet their mandated stock ownership requirements. The Board believes that the MSPP serves these goals, encouraging executives to convert a higher percentage of their cash compensation into Company equity.

The MSPP provides for equity ownership in the Company by senior officers by allowing the voluntary deferral of up to 100% of their annual incentive plan compensation into RSUs. All deferred shares are bought at a discount of up to 15%, as determined annually by the Compensation Committee, of fair market value. The Company may grant matching awards in an amount not to exceed 25% of the participant’s deferrals and subject to such vesting or other restrictions or conditions as the Compensation Committee determines.

The amount of the discount to fair market value and matching grant is determined by the Compensation Committee no later than December 31st of the fiscal year in which the bonus is earned. During fiscal year 2022, the Compensation Committee approved a 15% discount with no matching.

The benefit provided from MSPP purchases for each NEO is listed in column (i) of the Summary Compensation Table.

Stock Ownership Requirements

The Compensation Committee maintains executive stock ownership requirements for senior officers to focus those executives on the long-term growth in value of the Company and to ensure they act as owners of the Company. The stock ownership requirements are based on a multiple of the executive’s salary as set forth below and the number of shares required to be held is determined annually based on the 90-day average stock price on July 1. The required multiple for each executive is reviewed annually by the Compensation Committee to ensure that it provides enough incentive to properly align the interests of senior management with those of our shareholders.

Until an executive meets the required number of shares, they are limited with respect to the number of shares they are allowed to sell, and are only allowed to sell one-half of the shares issued with respect to vested RSUs that remain after payment of taxes (standard practice is to sell a portion of shares that vest to cover the tax burden caused by the vesting); the other one-half that must be retained is used to determine the interim ownership requirement until the full number of shares is reached, with each successive vesting being added to the prior interim requirement in order to establish the new requirement.

Based on these requirements, the full number of shares required to be held by each of our NEOs, the multiple of each executive’s base salary full ownership would represent, and the requirement as of July 1, 2022 provided in the table below. The Compensation Committee believes these salary multiples are robust and above comparable peer levels.

Name	Multiple of Salary
John S. Mengucci	8x
Thomas A. Mutryn	7x
DeEtte Gray	5x
Todd Probert	5x
J. William Koegel, Jr.	5x

ExeCutive Compensation

Stockholdings are measured annually as of July 1st to determine compliance with the requirements, which are based upon the prior year’s level plus one-half of all vested restricted stock and/or restricted stock units after taxes are withheld since the prior July 1st. Only fully owned shares count in the measurement; unvested restricted stock and restricted stock units do not count, nor do any other unvested and/or unexercised instruments.

To encourage compliance, a noncompliant senior officer is required to participate in the MSPP with 100% of the annual portion of his or her annual incentive plan compensation being applied to acquire RSUs until such time that he or she meets the required holding level.

All NEOs were in compliance with their respective stock ownership requirements as of July 1, 2022.

The Company has not adopted a formal policy regarding the ability of employees or directors to purchase financial instruments or otherwise engage in transactions that hedge or offset any decrease in the value of the Company’s shares. The Company does require pre-approval of any transaction related to the Company’s securities by the Company’s executive officers and directors.

Compensation Clawback Policy

We maintain a formal “clawback” policy for incentive awards that is broader in its reach than that imposed by Section 304 of the Sarbanes-Oxley Act (SOX). The policy was adopted in fiscal year 2010 and covers incentive awards to “officers” (as defined in Section 16 of the Exchange Act). Under the policy, in the event of a restatement of previously reported financial results, the Compensation Committee may require reimbursement of the incremental portion of incentive awards paid to executive officers in excess of the awards that should properly have been paid based on the restated financial results.

The Compensation Committee is monitoring this policy to ensure that it remains consistent with applicable laws, including emerging requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Impact of Regulatory Requirements

The Compensation Committee seeks regular updates on changes in regulations affecting compensation and how they impact executive compensation. The Compensation Committee considers applicable regulatory requirements when making compensation decisions and seeks to ensure that Company compensation plans continue to meet such requirements.

Prior to its amendment by the TCJA, which was enacted December 22, 2017, section 162(m) of the IRC (“Section 162(m)”), disallowed a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” under Section 162(m). Prior to this amendment, there was an exception to this $1 million limitation for performance-based compensation if certain requirements were met. The Compensation Committee has historically designed its compensation programs based on its belief that a substantial portion of the compensation payable to NEOs should be based on the achievement of performance-based targets or otherwise be designed with the intent that such compensation qualifies as deductible performance-based compensation under Section 162(m).

As in prior years, the Compensation Committee will continue to take into account the tax and accounting implications (including with respect to the lack of deductibility under the revised Section 162(m)) when making compensation decisions, but reserves its right to make compensation decisions based on other factors if the Compensation Committee determines that it is in the Company’s best interests to do so.  Further, taking into account the elimination of the exception for performance-based compensation, the Compensation Committee may determine to make changes or amendments to the Company’s existing compensation programs in order to revise aspects of our programs that were initially designed to comply with Section 162(m) but that may no longer provide the intended tax advantages.

ExeCutive Compensation

Risk Assessment

The Company performs an annual assessment of the Company’s overall compensation risk profile. The Compensation Committee also engages Mercer to review the risk assessment of the Company’s executive and non-executive compensation programs.

As a part of this risk assessment, the Company has made the following findings about CACI’s compensation programs:

•

the Board and the Compensation Committee exercise close oversight over the performance measures utilized by the cash incentive plans and the long-term incentive plans, which in combination serve to balance short-term and long-term performance requirements and enhance shareholder value;

•	the performance objectives of the plans are linked such that achievement of annual incentive plan measures serves to enhance the performance of the Company;

•	the balance of total compensation is more heavily weighted to long-term incentives, and increasing margins and stock price over the long-term provides the maximum incentive value; and

•

the Company has a rigorous system of internal controls designed to prevent any individual employee from creating adverse material risk in pursuit of short- or long-term compensation.  For example, the Board must approve all capital outlays of $10 million or more, as well as all acquisitions and divestitures of $5 million or more.

Based on these analyses, the Compensation Committee believes that the Company’s compensation programs do not encourage excessive risk-taking.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for the fiscal year ended June 30, 2022. Based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis for the fiscal year ended June 30, 2022 be included in the Company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission.

RESPECTFULLY SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Michael A. Daniels, Chair

William L. Jews

Gregory G. Johnson

James L. Pavitt

Debora A. Plunkett

Executive Compensation Tables

Summary Compensation Table for Fiscal Year 2022

The following table summarizes the compensation of the NEOs for the fiscal years 2022, 2021 and 2020. Annual compensation includes amounts awarded to, earned by, or paid to the Company’s Chief Executive Officer, Chief Financial Officer, and the three other highest paid executive officers, including amounts deferred at an Executive Officer’s election.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
John S. Mengucci President and Chief Executive Officer	2022	1,000,000	5,500,180	1,306,500	380,561	176,076	8,363,317
	2021	995,833	5,744,061	3,750,000	1,043,727	552,270	12,085,890
	2020	950,000	3,800,961	2,974,194	1,102,182	192,219	9,019,556
Thomas A. Mutryn Executive Vice President, Chief Financial Officer and Treasurer	2022	654,083	1,500,049	570,505	—-	139,540	2,864,177
	2021	642,417	1,200,174	1,562,500	—	269,221	3,674,311
	2020	619,170	1,201,715	1,442,843	—	174,654	3,438,382
DeEtte Gray President, Business and Information Technology Solutions	2022	638,342	4,300,245	760,880	—	165,409	5,864,876
	2021	618,675	1,300,126	1,736,804	—	212,037	3,867,642
	2020	603,000	3,252,751	2,016,061	—	154,005	6,025,817
Todd Probert President, National Security and Innovative Solutions	2022	545,833	3,100,420	425,260	—	21,315	4,092,828

J. William Koegel, Jr. Executive Vice President, General Counsel and Secretary	2022	529,676	1,200,205	416,223	—	119,393	2,265,497
	2021	514,489	600,212	711,556	—	150,880	1,977,137
(1)	Amounts reported in the Salary column represent base salary earned in fiscal years 2022, 2021, or 2020.
(2)

The amounts reported in the Stock Awards column represent the aggregate grant date fair value of each restricted stock unit granted during such year, as computed in accordance with ASC 718.  See Note 15 of the Company’s audited financial statements for the fiscal year ended June 30, 2022, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 11, 2022. The grant date fair value of performance-based awards in fiscal years 2021 and 2020 was calculated using the Monte Carlo simulation method. The PRSUs granted are based on the following performance conditions: (a) fiscal year 2020 grants are based on the Company’s performance during the year ended June 30, 2020 and the Company’s stock price for the 90-day period ended October 1, 2020, 2021 and 2022 as compared to the stock price for the 90-day period ended October 1, 2019. As of the end of fiscal year 2022 the cash value of the resulting award was 116% of the target award; if we achieve maximum performance conditions for this grant (100% increase in average stock price at grant), then the cash value of the resulting award would be 225% of the amounts shown in the table; (b) fiscal year 2021 grants are based on the Company’s performance during the year ended June 30, 2021 and the Company’s stock price for the 90-day period ended October 1, 2021, 2022 and 2023 as compared to the stock price for the 90-day period ended October 1, 2020. As of the end of fiscal year 2022, the cash value of the resulting award would be 126% of the target award; if we achieve maximum performance conditions for this grant (100% increase in average stock price at grant), then the cash value of the resulting awards would be 258% of the amounts shown in the table; (c) half of the fiscal year 2022 grants are PRSUs based on the Company’s earnings performance during the three-year period ended June 30, 2024, if we achieve maximum performance conditions for this grant, then two times the number of PRSUs granted will vest.

COMPENSATION TABLES

(3)	Amounts reported in the Non-Equity Incentive Plan Compensation column represent performance-based incentive compensation earned in fiscal years 2022, 2021, or 2020.
(4)

Represents the aggregate change in the actuarial present value of Mr. Mengucci’s accumulated benefit under his Supplemental Executive Retirement Plan.  For more information, see “Compensation Discussion and Analysis – Retirement Plans.

(5)	The table below describes the elements included in All Other Compensation for fiscal year 2022:

Name	Non-Qualified Deferred Compensation Contribution(a) ($)	Vacation Sold Back to Company(b) ($)	Long-Term Care Premiums(c) ($)	401(k) Match(d) ($)	Perquisites(e) ($)
Mr. Mengucci	119,716	—	5,399	8,333	42,627
Mr. Mutryn	28,892	56,466	4,040	10,250	39,892
Ms. Gray	103,466	—	—	8,383	53,560
Mr. Probert	—	—	—	10,575	10,740
Mr. Koegel	47,155	38,275	—	4,616	29,347
(a)	Represents the Company’s contribution, net of forfeitures, of 5% on compensation in excess of the limit provided in IRC section 401(a)(17), which limit may be adjusted annually.
(b)	Represents cash-out of vacation accrual balance.
(c)	Represents premiums paid by the Company for a long-term care insurance policy.
(d)	50% Company match of the first 8% of contributions by the executive officer under the Company’s 401(k) plan (401(k) Match).
(e)	For Mr. Mengucci includes a perquisite allowance of $25,000, automobile expenses of $5,232 and tax and investment services of $12,395.

For Mr. Mutryn includes automobile expenses of $18,982 and tax and investment services of $20,910.

For Ms. Gray includes automobile expenses of $16,169 and tax and investment services of $37,391.

For Mr. Probert includes automobile expenses of $4,927 and tax and investment services of $5,813.

For Mr. Koegel includes automobile expenses of $26,622 and tax and investment services of $2,725.

Grants of Plan-Based Awards for Fiscal Year 2022

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(3)	Target (#)	Maximum (#)
Mr. Mengucci
Bonus	N/A	450,000	1,500,000	3,750,000	—	—	—	—	—
PRSUs	10/1/2021	—	—	—	5,187	10,373	20,746	—	2,750,090
RSUs	10/1/2021	—	—	—	—	—	—	10,373	2,750,090
Mr. Mutryn
Bonus	N/A	196,500	655,000	1,637,500	—	—	—	—	—
PRSUs	10/1/2021	—	—	—	1,415	2,829	9,606	—	750,024
RSUs	10/1/2021	—	—	—	—	—	—	2,829	750,024
Ms. Gray
Bonus	N/A	240,000	800,000	2,000,000	—	—	—	—	—
PRSUs	10/1/2021	—	—	—	1,226	2,452	4,904	—	650,074
RSUs	10/1/2021	—	—	—	—	—	—	2,452	650,074
RSUs	4/26/2022	—	—	—	—	—	—	10,636	3,000,097
Mr. Probert
Bonus	N/A	165,000	550,000	1,375,000	—	—	—	—	—
PRSUs	10/1/2021	—	—	—	1,038	2,075	4,150	—	550,124
RSUs	10/1/2021	—	—	—	—	—	—	2,075	550,124
RSUs	11/11/2021	—	—	—	—	—	—	7,078	2,000,172
Mr. Koegel
Bonus	N/A	143,361	477,869	1,194,671	—	—	—	—	—
PRSUs	10/1/2021	—	—	—	849	1,698	4,804	—	450,174
RSUs	10/1/2021	—	—	—	—	—	—	1,697	449,909
RSUs	4/26/2022	—	—	—	—	—	—	1,064	300,122
(1)	These amounts represent potential payouts under the 2022 annual incentive plan.
(2)	These amounts represent PRSU grants to NEOs in fiscal year 2022.

COMPENSATION TABLES

(3)	The PRSUs require threshold performance of 80% of three-year target cumulative EBITDA, at which 50% of PRSUs vest. If 125% of three-year target cumulative EBITDA is attained, 200% of PRSUs will vest.
(4)	Amounts represent the grant date fair value of the stock awards granted to the named executive officer during fiscal year 2022 determined pursuant to ASC 718.

Outstanding Equity Awards at Fiscal Year-End

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Mengucci	10/1/2018	4,587	(2)	1,292,525	—		—
	10/1/2019	16,456	(3)	4,636,972	—		—
	10/1/2020	22,309	(4)	6,286,230	6,404		1,804,519
	10/1/2021	—		—	10,373	(5)	2,922,904
	10/1/2021	—		—	10,373	(6)	2,922,904
Mr. Mutryn	10/1/2018	3,203	(2)	902,541	—		—
	10/1/2019	5,203	(3)	1,466,101	—		—
	10/1/2020	5,578	(4)	1,571,769	1,601		451,130
	10/1/2021	—		—	2,829	(5)	797,156
	10/1/2021	—		—	2,829	(6)	797,156
Ms. Gray	10/1/2018	2,912	(2)	820,543	—		—
	10/1/2019	5,424	(3)	1,528,375	—		—
	10/1/2019	8,844	(7)	2,492,062	—		—
	10/1/2020	6,044	(4)	1,703,078	1,735		488,888
	10/1/2021	—		—	2,452	(5)	690,925
	10/1/2021	—		—	2,452	(6)	690,925
	4/26/2022	10,636	(8)	2,997,012	—		—
Mr. Probert	6/29/2020	685	(9)	193,019	—		—
	6/29/2020	2,283	(10)	643,304	—		—
	10/1/2020	4,301	(4)	1,211,936	1,234		347,717
	10/1/2021	—		—	2,075	(5)	584,694
	10/1/2021	—		—	2,075	(6)	584,694
	11/11/2021	7,078	(11)	1,994,439	—		—
Mr. Koegel	10/1/2018	1,456	(2)	410,272	—		—
	10/1/2019	2,393	(3)	674,300	—		—
	10/1/2020	2,790	(4)	786,166	802		225,988
	10/1/2021	—		—	1,697	(5)	478,181
	10/1/2021	—		—	1,698	(6)	478,462
	4/26/2022	1,064	(12)	299,814	—		—
(1)	Based on the $281.78 closing price of the Company's stock on June 30, 2022.
(2)

Stock awards granted on October 1, 2018 contain performance conditions whereby the number of units vesting depended upon the Company's financial performance for the year ended June 30, 2019 and the Company's stock price for the 90-day period ended October 1, 2019, October 1, 2020, and October 1, 2021 as compared to the 90-day period ended October 1, 2018. Fifty percent of the stock award vested on October 1, 2021.  The amounts in this column reflect the number of shares that will vest on October 1, 2022.

(3)

Stock awards granted on October 1, 2019 contain performance conditions whereby the number of units vesting depended upon the Company's financial performance for the year ended June 30, 2020 and the Company's stock price for the 90-day period ended October 1, 2020, October 1, 2021, and October 1, 2022 as compared to the 90-day period ended October 1, 2019. Fifty percent of the stock award will vest on October 1, 2022, and the remaining 50% will vest on October 1, 2023. The amounts in this column reflect the actual number of shares earned through September 15, 2021.

COMPENSATION TABLES

(4)

Stock awards granted on October 1, 2020 contain performance conditions whereby the number of units vesting depended upon the Company's financial performance for the year ended June 30, 2021 and the Company's stock price for the 90-day period ended October 1, 2021, October 1, 2022, and October 1, 2023 as compared to the 90-day period ended October 1, 2020. Fifty percent of the stock award will vest on October 1, 2023, and the remaining 50% will vest on October 1, 2024. The amounts in this column reflect the actual number of shares earned through September 15, 2021.

(5)

Stock awards granted on granted October 1, 2021, that contain performance conditions whereby the number of units vesting depend upon the Company's cumulative EBITDA for the three fiscal years ending on June 30, 2024.

(6)	Reflects RSUs granted October 1, 2021, that vesting in equal increments on the October 1, 2022, October 1, 2023 and October 1, 2024.
(7)	Stock awards granted on October 1, 2019, that had not vested as of June 30, 2022 vest as follows: 8,844 shares on October 1, 2022.
(8)	Stock awards granted on April 26, 2022, that had not vested as of June 30, 2022, vest as follows: 10,636 shares on April 26, 2026.
(9)	Stock awards granted on June 29, 2020, that had not vested as of June 30, 2022 vest as follows: 286 shares on June 29, 2023.
(10)	Stock awards granted on June 29, 2020, that had not vested as of June 30, 2022 vest as follows 2,283 shares on June 29, 2025.
(11)	Stock awards granted on November 11, 2021, that had not vested as of June 30, 2022 vest as follows: 7,078 shares on November 11, 2024.
(12)	Stock awards granted on April 26, 2022, that had not vested as of June 30, 2022, vest as follows: 355 shares on April 26, 2023, 354 shares on April 26, 2024 and 355 shares on April 26, 2025.

Option Exercises and Stock Vested for Fiscal Year 2022

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Mengucci	26,954	7,185,250
Mr. Mutryn	8,970	2,378,126
Ms. Gray	7,636	2,024,456
Mr. Probert	685	189,608
Mr. Koegel	3,726	987,837
(1)	These amounts are equal to the closing price of our common stock on the NYSE on the applicable vesting date multiplied by the number of shares vested on that date.

Pension Benefits for Fiscal Year 2022

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Mr. Mengucci	Supplemental Executive Retirement Plan	<4	2,601,592	—
Mr. Mutryn	N/A	N/A	N/A	N/A
Ms. Gray	N/A	N/A	N/A	N/A
Mr. Probert	N/A	N/A	N/A	N/A
Mr. Koegel	N/A	N/A	N/A	N/A
(1)	Mr. Mengucci is credited with less than four years of service under the plan. Mr. Mengucci’s actual years of service with the Company is greater than nine years.
(2)

Mr. Mengucci’s SERP provides an annual payment of $95,000 each year until the later of his death and his spouse’s death, if he terminates employment for a reason other than involuntarily for cause on or after age 60. It also provides an annual payment of $175,000 each year until Mr. Mengucci’s death. If Mr. Mengucci’s spouse survives him, she shall receive $47,500 and $87,500 respectively, per year beginning the year following his death and continuing until her death, in the event he terminates employment for a reason other than involuntarily for cause on or after age 60. If Mr. Mengucci voluntarily terminates or is involuntarily terminated other than for cause prior to attainment of the required age, a pro rata portion of the payment amount is provided. In the event of a Change of Control, if Mr. Mengucci’s employment is involuntarily terminated for a reason other than for cause or if he voluntarily terminates employment for good reason, Mr. Mengucci and his spouse will receive the full benefits payable under the SERP. If Mr. Mengucci is terminated involuntarily for cause, all benefits of the SERP are forfeited. No payments shall be made to any person, trust or entity under this plan after the death of Mr. Mengucci and his spouse.

COMPENSATION TABLES

Non-Qualified Deferred Compensation for Fiscal Year 2022

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Mr. Mengucci	169,932	119,716	—	—	2,451,052
Mr. Mutryn	29,458	28,892	—	—	2,416,024
Ms. Gray	868,402	103,466	—	—	1,809,040
Mr. Probert	—	—	—	—	—
Mr. Koegel	159,637	47,155	—	—	816,441
(1)	Executive contributions are included in the Salary and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table.
(2)	Company contributions are included in the All Other Compensation column of the Summary Compensation Table.
(3)

There were no above-market or preferential earnings on deferred compensation in fiscal year 2022; accordingly, no portion of the amounts in the Aggregate Earnings column are reported as compensation in the Summary Compensation Table.

(4)

Certain amounts in the Aggregate Balance at Last Fiscal Year End column were previously reported in the Summary Compensation Table in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns (in the case of executive contributions) or in the All Other Compensation column (in the case of Company contributions). The amounts previously reported as executive and Company contributions were as follows: (i) Mr. Mengucci, $1,053,377 and $977,125; (ii) Mr. Mutryn, $936,319 and $812,233; (iii) Ms. Gray, $536,119 and $382,064; and (iv) Mr. Koegel, $112,838 and $91,998.

CEO Pay Ratio

In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the ratio of the annual total compensation of our President and Chief Executive Officer (CEO) during fiscal year 2022 (Mr. Mengucci) to the annual total compensation of our median employee was computed to be 74 to 1 for fiscal year 2022, based on the methodology described below.

As of June 30, 2022, our total active employee population consisted of approximately 22,000 individuals, including our CEO. We compared the annual salary of all active employees, with the exception of Mr. Mengucci, as reflected in our human resources systems of record; as part of this process we annualized compensation for any employees who were employed for less than the full fiscal year, but we did not annualize the compensation for employees in temporary or seasonal positions. This measure was consistently applied to all individuals in the measured employee population and yielded our “approximate median employee.”

For the approximate median employee, we then calculated their annual total compensation for fiscal year 2022 using the same methodology we used for purposes of determining the annual total compensation of our CEO in the Summary Compensation Table. This yielded compensation for the approximate median employee of $112,310.

The annual total compensation of Mr. Mengucci, as reported in the Summary Compensation Table above, was $8,363,317. The ratio of the annual total compensation of Mr. Mengucci to the compensation for the approximate median employee was then computed, yielding the final result of 74 to 1. We believe this is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We note that, in determining the employees from which the median employee is identified, SEC rules permit companies to use statistical sampling, reasonable estimates and other reasonable methods. As a result, the pay ratios reported by other companies may have been calculated using methodologies, exclusions and estimates that differ from the ones we used to calculate our pay ratio. Accordingly, our pay ratio may not be directly comparable to the pay ratios of other companies.

COMPENSATION TABLES

Severance Agreements

Messrs. Mengucci, Mutryn, and Koegel have severance agreements with terms of one year with automatic one-year extensions thereafter, unless the Company provides written notice of the Company’s intent to amend the Company’s severance policy with respect to its senior executives and to apply the amended policy to them. In the event the Company provides such notice to them, agreements expire by their terms at the end of the full-term year that begins on the next July 1st following the date such notice is received by the executive officer.

Per the terms of the agreements, employment may be terminated by the Company without a separation payment of any kind in the event of death or a termination for cause as determined by the Board.

In the event of a termination by the Company for disability, the Company is generally required to provide 30 days’ notice, and pay any incentive compensation earned but unpaid as of the date of termination for any fiscal year prior to the year in which such termination occurs.

In the event of termination without cause by the Company or resignation for “good reason” by the executive, as defined in the agreements, the Company will pay a severance payment equal to a specified number of months of the executive’s base salary, prorated cash incentive compensation payments otherwise payable under the executive’s incentive compensation plan for the fiscal year of termination, and continued participation in the Company’s health care plan for a defined period of time. Further, for unvested stock grants made prior to fiscal year 2022, the terms of the grant agreements entitle the recipient to receive a prorated portion of the unvested stock based upon the number of full months of service divided by the total vesting timeframe. When the executive’s resignation is not associated with a change in control, “good reason” is defined as (i) a material reduction in the executive’s total compensation and benefit opportunity (other than a reduction made by the Board, acting in good faith, based upon the performance of the executive, or to align the compensation and benefits of the executive with that of comparable executives, based on market data); or (ii) a substantial adverse alteration in the conditions of the executive’s employment.  For unvested stock grants made in fiscal year 2022, the terms of the grant agreements entitle the recipient to receive continued vesting of the unvested stock upon termination without cause no earlier than one year following the grant date, subject to the executive’s continued compliance with noncompetition and nonsolicitation covenants.

In the event of a termination without cause or resignation for “good reason” within one year of the effective date of a change in control, the agreements provide that the Company will pay similar termination payments as in the preceding paragraph but require the executive’s base salary to be paid for a higher number of specified months and a specified payment based on the average incentive compensation earned by the executive for the five fiscal years immediately preceding the termination. Further, the terms of the grant agreements entitle the recipient to receive their unvested stock. In the event of a change in control, “good reason” is defined as (i) a substantial adverse alteration in the nature or status of the executive’s position or responsibilities from those in effect on the day before the change in control date; or (ii) a change in the geographic location of the executive’s job more than 50 miles from the place at which such job was based on the day before the change in control date.

The table below delineates the benefits upon separation for Messrs. Mengucci, Mutryn, and Koegel under the scenarios as described above:

	Mengucci	Mutryn	Koegel
Salary Multiple: Termination for Good Reason or Involuntary Termination Without Cause	2x	1x	1x
Salary Multiple: Upon Change in Control and Termination for Good Reason or Involuntary Termination Without Cause	2x	2x	2x
Bonus Multiple: Upon Change in Control and Termination for Good Reason or Involuntary Termination Without Cause (average annual payment for last five years)	2x	1.5x	1x

COMPENSATION TABLES

The agreement for Mr. Mutryn includes partial protection against excise taxes payable under IRC section 280G in the event of termination only after a change in control (a one-time payment of two-thirds of the excise tax to the executive up to a limit of $500,000). Since this agreement was put in place in 2007, the Compensation Committee decided not to include this term in any new agreements, and it is therefore not included in the agreements with other executive officers.

The agreements also restrict each executive officer’s rights to compete with the Company or to offer employment to Company employees following termination.

In the event of a termination of employment, Ms. Gray and Mr. Probert will receive severance in accordance with the Company’s policies, which provides for six months’ salary upon involuntary separation without cause.

Calculations for various termination scenarios are included in the “Potential Payments on Termination or Change in Control” section below.

Potential Payments on Termination or Change in Control

The table below reflects the amount of compensation payable to each NEO upon termination of employment under various termination scenarios. The tables show the amount of compensation payable to each NEO upon voluntary termination (other than for “good reason”) or retirement not in connection with a change in control, upon termination by the Company without cause or by the NEO for “good reason” other than in connection with a change in control, and upon termination by the Company without cause or by the NEO for “good reason” following a change in control. The amounts shown assume, for illustrative purposes, that such termination was effective as of June 30, 2022, and therefore include amounts earned through such date, and are estimates of the amounts which would be paid to the NEOs upon termination. The actual amounts to be paid can be determined only at the time of the actual separation from the Company.

Name	Total Cash Severance ($)(1)	Value of Continuation of Benefits ($)(2)	Value of Employee Non-qualified Retirement Contributions ($)(3)	Value of Company Non-qualified Retirement Contributions ($)(4)	Value of Supplemental Retirement Benefits ($)(5)	Value of Unvested Equity Awards ($)(6)	Value of 280G Excise Tax Partial Protection ($)(7)	Total ($)
Separation Payment in event of Termination without “Good Reason” or Retirement not in connection with a Change in Control
Mr. Mengucci	—	—	1,356,760	1,096,841	2,601,592	—	N/A	5,055,193
Mr. Mutryn	—	—	1,586,848	841,125	—	2,345,537	N/A	4,773,510
Ms. Gray	—	—	1,327,935	367,896	—	—	N/A	1,695,831
Mr. Probert	—	—	—	—	—	—	N/A	—
Mr. Koegel	—	—	498,445	327,435	—	1,100,069	N/A	1,925,949
Separation Payment in event of Termination for “Good Reason” or Without Cause by Company not in connection with a Change in Control
Mr. Mengucci	6,303,121	12,210	1,356,760	1,096,841	2,601,592	6,578,718	N/A	17,949,242
Mr. Mutryn	2,390,375	14,616	1,586,848	841,125	—	2,345,537	N/A	7,178,501
Ms. Gray	320,000	—	1,327,935	367,896	—	4,857,605	N/A	6,873,436
Mr. Probert	275,000	—	—	—	—	743,617	N/A	1,018,617
Mr. Koegel	1,291,578	19,556	498,445	327,435	—	1,100,069	N/A	3,237,083
Separation Payment in event of Termination for “Good Reason” or Without Cause by Company following a Change in Control(8)
Mr. Mengucci	7,609,621	12,210	1,356,760	1,096,841	2,601,592	21,937,418	N/A	34,614,442
Mr. Mutryn	3,615,880	14,616	1,586,848	841,125	—	6,494,184	—	12,552,653
Ms. Gray	320,000	—	1,327,935	485,530	—	11,969,451	N/A	14,102,916
Mr. Probert	275,000	—	—	—	—	5,614,185	N/A	5,889,185
Mr. Koegel	2,238,801	19,556	498,445	327,435	—	3,600,303	N/A	6,684,540
(1)	For the Separation Payment following a Change in Control, includes incentive plan amounts earned but not yet paid for fiscal year 2022 for all NEOs.
(2)

Assumes that Messrs. Mengucci, Mutryn, and Koegel are entitled to receive continuation of health benefits following the date of separation for reasons other than voluntary termination or retirement. For Messrs. Mengucci, Mutryn, and Koegel, the table value represents the total values

COMPENSATION TABLES

of continued current medical, dental, and vision insurance coverage over the duration of the coverage period, less the executive’s current portion of the cost, plus the amount required to cover all estimated applicable local, state and federal income and payroll taxes imposed with respect to such payment.

(3)	Represents the value of monies deferred into the non-qualified retirement plan during employment, plus investment gains and losses, that would be payable upon termination.
(4)

Represents the value of all Company contributions paid into the non-qualified retirement plan on behalf of the executive officer during employment that would be payable upon termination. In the event of termination for “Good Reason” or without cause within one year after the effective date of a Change in Control, all unvested Company contributions would vest.

(5)	Represents the present value of benefits accrued by Mr. Mengucci through June 30, 2022 under his SERP. The accrued benefit would be paid over his expected remaining lifespan.
(6)

Based on the number of RSUs that would vest and the terms of RSU grants as described in the “Severance and Change in Control Benefits” section, multiplied by the closing price per share of the Company’s common stock as of June 30, 2022. For the performance-based grants made in October 2019, October 2020 and October 2021 the maximum number of RSUs for which the measurement periods were not complete would result upon a change in control.

(7)

As described above under “Severance Agreements,” Mr. Mutryn has a legacy entitlement to partial protection against IRC section 280G excise taxes in the event of termination after a change in control. Specifically, his severance agreement provides for a one-time payment to him equal to the lesser of two-thirds of the excise tax to the executive and $500,000. Based on the assumptions used in the preparation of the table, no payments would be due to Mr. Mutryn under this termination scenario.

(8)

For Messrs. Mengucci, Mutryn, and Koegel, assumes that the executive officer resigned for “good reason” or was terminated without cause within one year after a change in control. Ms. Gray and Mr. Probert would be entitled to the cash severance only upon termination without cause by the Company.

Director Compensation

Summary

The Compensation Committee evaluates the compensation and form of compensation for non-employee directors annually. As a part of this process, the Compensation Committee reviews general market data for director compensation as well as director compensation data from the Company’s peer group, the same group used for our executive compensation review, including cash compensation, equity compensation and stock ownership requirements. The Compensation Committee also considers input from its third-party compensation consultant retained by the Compensation Committee, regarding market practices for director compensation.  The Compensation Committee intends to set director compensation levels at or near the market median relative to directors at companies of comparable size, industry, and scope of operations in order to ensure directors are paid competitively for their time commitment and responsibilities. As a result, non-employee director compensation generally approximates the market median and is periodically adjusted to maintain alignment with market practices. The Compensation Committee intends to continue to conduct director compensation reviews annually.

Each non-employee director was compensated according to the following arrangements for his or her service as a director during fiscal year 2022, including participation in meetings of the full Board and the committee(s) of which he or she is a member:

Equity Compensation	Annual Retainer
Board(1)	$155,000
Chairman of the Board(2)	$255,000

Cash Compensation (Chairs)*	Annual Retainer
Chairman of the Board	$100,000
Lead Independent Director	$50,000
Audit	$10,000
Compensation	$10,000
Corporate Governance and Nominating	$10,000
Culture, Character, Integrity, and Ethics	$4,000
Executive(3)	N/A
Investor Relations	$4,000
Security and Risk Assessment	$4,000
Strategic Assessment	$4,000
* In addition to amounts received as member
Cash Compensation (Members)	Base(4)	Additional In-person Meetings	Additional Teleconference Meetings
Board	$80,000	$2,000	$500
Audit	$10,000	$1,500	$500
Compensation	$10,000	$1,500	$500
Corporate Governance and Nominating	$10,000	$1,500	$500
Culture, Character, Integrity, and Ethics	$6,000	$1,500	$500
Executive(3)	N/A	$1,500	N/A
Investor Relations	$6,000	$1,500	$500
Security and Risk Assessment	$6,000	$1,500	$500
Strategic Assessment	$6,000	$1,500	$500
(1)

Equity grants are made in the form of RSUs expressed as a dollar value, in an amount established from time to time by the Compensation Committee. Such RSU awards are made on the date of the Annual Meeting of Shareholders at which time such election occurs, based on the closing price per share of the Company’s common stock on that date. Under the Company’s

DIRECTOR COMPENSATION

Director Stock Purchase Plan (DSPP), Directors may also elect to receive RSUs in lieu of up to one hundred percent of their annual cash retainer, with such election to be made prior to the commencement of the effective calendar year. The number of RSUs is based on the fair market value of the stock on the date of issuance.

(2)

In addition to the annual retainer received as a member of the Board, the Chairman of the Board receives an additional retainer of $200,000 which is paid half in cash and half in stock. The amount listed reflects the total equity retainer for the Chairman of the Board.

(3)	Members of the Executive Committee are compensated on a per meeting basis.
(4)	The base number of meetings for the Board and each applicable committee is up to 4 meetings per Fiscal Year.

The Compensation Committee approved an annual retainer of $200,000 for Mr. Daniels commensurate upon his appointment as Chairman of the Board on January 20, 2021. The annual retainer for the Chairman of the Board is paid on a quarterly basis, half in cash and half in stock. The number of shares issued is based on the closing price per share of the Company’s stock on the first day of the fiscal quarter when such amounts are payable.

Mr. Mengucci received no separate compensation for his service as director, except that he was eligible to be reimbursed for incurred expenses associated with attending meetings of the Board and its committees, such as when meetings were conducted at offsite locations.

The following table summarizes the compensation information for each of our non-employee directors for fiscal year 2022.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)(2)	Total ($)
Michael A. Daniels	238,067	255,423	—	493,490
Lisa S. Disbrow	63,587	155,142	—	218,729
Susan M. Gordon	130,500	155,142	—	258,642
William L. Jews	150,500	155,142	—	305,642
Gregory G. Johnson	132,000	155,142	—	287,142
Ryan D. McCarthy	61,587	155,142	107,250	323,979
Philip O. Nolan	66,587	155,142	—	221,729
James L. Pavitt	134,500	155,142	—	289,642
Debora A. Plunkett	136,000	155,142	—	291,142
William S. Wallace	130,500	155,142	—	285,642

(1)

The amounts represent the aggregate grant date fair value computed in accordance with ASC 718 for awards of stock in fiscal year 2022 under the terms of the Company's 2016 Stock Incentive Plan. The grant date fair value per share is the closing price for the Company's stock on the November 11, 2021, grant date ($282.59).  For fiscal year 2022, the Company awarded 549 RSUs to Director Daniels, Disbrow, Gordon, Jews, Johnson, McCarthy, Nolan, Pavitt, Plunkett and Wallace with a grant date fair value of $155,000 each. Chairman Daniels was also awarded 96 shares on September 30, 2021 ($262.10); 93 shares on December 31, 2021; ($269.21); 83 shares on March 31, 2022 ($301.26) and 89 shares on June 30, 2022 ($281.78) each with a grant date fair value of approximately $25,000. The outstanding number of RSUs awarded to each director as of June 30, 2022 was as follows: Chairman Daniels 275; Director Disbrow 275; Director Gordon 275; Director Jews 275; Director Johnson 275; Director McCarthy 275; Director Nolan 275; Director Pavitt 275; Director Plunkett 275; Director Wallace 275.

(2)	Mr. McCarthy received $107,250 in consulting fees from the Company during fiscal year 2022.

Director Stock Ownership Guidelines

The Committee has also adopted stock ownership requirements for non-employee directors to better align their interests with those of shareholders. The requirement is based on five times the value of their base Annual Retainer ($80,000), converted annually on December 1st to a whole number of shares based on the 90-day average price of CACI stock. Until the Director holds the required number of shares, the director is limited with respect to the number of shares

DIRECTOR COMPENSATION

the director is allowed to sell, and is only allowed to sell one-half of the shares issued with respect to vested RSUs for the purpose of covering the tax burden caused by the vesting; the other one-half that must be retained is used to determine the interim ownership requirement until the full number of shares is reached, with each successive vesting being added to the prior interim requirement in order to establish the new requirement. Only fully owned shares count in the measurement; unvested restricted stock units do not count, nor do any other unvested and/or unexercised instruments. The penalty for non-compliance is that the Director is required to participate in the DSPP, with 100 percent of the director’s earned Annual Retainer and committee fees being applied to the acquisition of CACI stock, until such time as the director meets the required holding level.

Stockholdings are measured annually as of December 1st to determine compliance with the stock ownership guidelines. For the compliance checkpoint on December 1, 2021, this requirement translated into a requirement to hold 1,799 fully owned shares for all non-employee directors on the Board at that time except for Ms. Plunkett, who had an interim holding requirement of 1,075 fully owned shares, and Ms. Gordon, who had an interim holding requirement of 334 full owned shares. Interim holding requirements for Directors Disbrow, McCarthy and Nolan begin in December 2022.  The required ownership level will continue to be reviewed annually by the Committee to ensure that it provides enough incentive to properly align the interests of the non-employee directors with those of the Company’s shareholders. All non-employee directors were in compliance with their respective stock ownership requirements as of the December 1, 2021 checkpoint.

Equity Compensation Plan Information

The following table provides additional information as of June 30, 2022 regarding shares of the common stock of the Company authorized for issuance under its equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column (a))

Equity Compensation Plans Approved by Shareholders(1)	441,328	(2)	—	(3)	1,961,620	(4)
Equity Compensation Plans Not Approved by Shareholders	—		—		—
Total	441,328		—		1,961,620
(1)

The equity compensation plans approved by the stockholders of the Company are the 2016 Amended and Restated Incentive Compensation Plan (the 2016 Plan), the Director Stock Purchase Plan (DSPP), the Management Stock Purchase Plan (MSPP), and the Employee Stock Purchase Plan (ESPP).  Under the terms of the 2016 Plan, the Company may issue, among other awards, non-qualified stock options, restricted stock, restricted stock units (RSUs) and stock-settled appreciation rights (SSARs).  The DSPP allows Directors to elect to receive RSUs at the market price of the Company's common stock on the date of the award in lieu of up to 100 percent of their annual retainer fees. The MSPP allows those senior executives with stock holding requirements a mechanism to receive RSUs at 85 percent of the fair market price of the Company's common stock in lieu of up to 100 percent of their annual bonus compensation.  The ESPP allows eligible full-time employees to purchase shares of the Company's common stock at 95 percent of the fair market value of share of common stock on the last day of the quarter.

(2)

The number of securities to be issued upon exercise or vesting under stock purchase plans approved by shareholders as of June 30, 2022 is as follows: 2016 Plan, 436,619; the DSPP, 0; and the MSPP, 4,709.

(3)

Represents the weighted average exercise price of the stock options and SSARs issued under the 2016 Plan that were outstanding as of June 30, 2022. As of June 30, 2022, all stock options and SSARs are fully vested and exercised. The weighted-average exercise price above does not include the weighted average market prices of shares underlying RSUs issued under the DSPP, MSPP, ESPP and the 2006 Plan.

(4)

The remaining number of securities available for issuance under stock purchase plans approved by shareholders as of June 30, 2022 is as follows: 2016 Plan, 1,347,264; the DSPP, 69,767; the MSPP, 338,055; and the ESPP, 206,534.

AUDIT INFORMATION

Principal Accountant Fees and Services

The following is a summary of the fees for professional services rendered by Ernst & Young LLP (“EY”) for the fiscal years ended June 30, 2021 and June 30, 2022.

	2022 ($)	2021 ($)
Audit Fees(1)	3,147,438	3,187,900
Audit-Related Fees(2)	150,000	191,268
Tax Fees(3)	1,612,564	1,188,393
Other Fees(4)	—	—
Total Fees	4,910,002	4,567,561
(1)

Audit Fees include fees paid to EY for professional services rendered for the audit of the Company’s consolidated financial statements (including the audit of internal control over financial reporting) and review of the Company’s consolidated quarterly statements. These fees also include fees for services that are normally provided in connection with the Company’s statutory and regulatory filings.

(2)	Audit-Related Fees consist of fees paid to EY for assurance and related services provided in connection with the audit of the Company’s 401(k) plan financial statements and due diligence.
(3)	Tax Fees are fees paid to EY for professional services rendered for tax compliance, tax advice, and tax planning.
(4)	Other fees are fees for services other than the services reported in audit fees, audit-related fees and tax fees.

Change of Independent Registered Public Accounting Firm

As previously reported, the Audit Committee conducted a competitive review of independent registered public accounting firms to determine the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2023. The Committee invited several independent registered public accounting firms to participate in this process, including EY. After assessing proposals from the independent registered public accounting firms that participated in the process, on June 27, 2022, the Audit Committee recommended that the Board approve the engagement of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2023, subject to the execution of an engagement letter and completion of PricewaterhouseCoopers LLP’s standard client acceptance procedures to ensure their independence. The Board approved the Audit Committee’s recommendation on June 27, 2022.

The audit reports of EY on the Company’s consolidated financial statements as of and for the years ended June 30, 2022 and June 30, 2021 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended June 30, 2022 and June 30, 2021 there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

During the fiscal years ended June 30, 2022 and June 30, 2021 neither the Company nor anyone on the Company’s behalf consulted PricewaterhouseCoopers LLP regarding any of the matters referred to in Item 304(a)(2)(i) or (ii) of Regulation S-K.

AUDIT INFORMATION

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent auditors. This policy generally provides that the Company will not engage its independent auditors to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below. All such audit services were pre-approved by the Audit Committee.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent auditors during the next 12 months. Any such pre-approval is detailed as to the particular services or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent auditors. Any approval of services by the chairman pursuant to this delegated authority is reported on at the next meeting of the Audit Committee. The Pre-Approval Policy available on our website at investor.caci.com/leadership-governance/documents.

AUDIT INFORMATION

AUDIT COMMITTEE REPORT FOR FISCAL YEAR 2022

In accordance with the Audit Committee Charter, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee Charter was first adopted by the Board in June 1994 and has been reviewed annually and amended as necessary since that date. Each member of the Audit Committee qualifies as “independent” in accordance with Rule 10A-3 of the Exchange Act and the requirements of the NYSE Listed Company Manual, Sections 303A.01, 303A.02, 303A.06, and 303A.07. In fulfilling its responsibilities as set forth in the Audit Committee Charter, the Audit Committee has accomplished the following:

1.

It has reviewed and discussed the Company’s audited financial statements with management, including discussions regarding critical accounting policies, financial accounting and reporting principles and practices, the quality of such principles and practices, the reasonableness of significant judgments and estimates, and the effectiveness of internal control over financial reporting;

2.

It has discussed with the independent auditors the quality of the financial statements, the clarity of the related disclosures, the effectiveness of internal control over financial reporting, and other items required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;

3.

It has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the auditors’ communications with the Audit Committee regarding independence, and has discussed with the independent auditors any matters affecting their independence; and

4.

Based on the review and discussions described in subparagraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022 for filing with the SEC.

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

William L. Jews, Chair

Lisa S. Disbrow

Susan M. Gordon

James L. Pavitt

Debora A. Plunkett

William S. Wallace

MANAGEMENT PROPOSALS

Proposal 1Election of Directors

In accordance with the Company’s By-laws and Guidelines, the Board, upon the recommendation of the Corporate Governance and Nominating Committee, has nominated the following eleven persons to serve as members of the Board until the next annual meeting of shareholders or until a successor has been elected and qualified, or until the director’s earlier death, resignation or removal:

Nominees

Michael A. Daniels	John S. Mengucci(1)
Lisa S. Disbrow	Philip O. Nolan
Susan M. Gordon	James L. Pavitt
William L. Jews	Debora A. Plunkett
Gregory G. Johnson	William Scott Wallace
Ryan D. McCarthy
(1)

Under his employment agreement, if Mr. Mengucci no longer serves as Chief Executive Officer of the Company, terminates his employment for any reason or provides notice to the Company regarding such a termination, he shall resign from the Board.

Unless instructed otherwise, the persons named in the accompanying proxy will vote the shares of common stock represented by the proxy FOR the election of the eleven nominees listed above. In the event that any nominee becomes unavailable or unwilling to serve as a member of our Board, the proxy holders will vote in their discretion for a substitute nominee.

You can find more information about the leadership skills and other experiences that caused the Corporate Governance and Nominating Committee and the Board to determine that these nominees should serve as directors under “Board of Directors” on page 6 of this proxy statement.  Information about our nominating procedures and other corporate governance matters can be found under “Corporate Governance” on page 13 of this proxy statement.

Required Vote

A majority of the votes properly cast for a director nominee is sufficient to elect such director (meaning the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such director nominee). Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of nominees.

The election of directors is deemed a non-routine matter under NYSE rules and a beneficial owner’s nominee will not be able to vote on the election of directors without instructions. We encourage all beneficial owners to provide voting instructions to such parties to ensure that their shares are voted at the Annual Meeting.

CACI Recommendation

Our Board recommends a vote “FOR” the election to the Board of each of the above-mentioned nominees.

MANAGEMENT PROPOSALS

Proposal 2Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers, as described in this proxy statement. While this vote is advisory, it will provide information to our Compensation Committee regarding investor sentiment about our compensation principles and objectives. We urge you to read the Compensation Discussion and Analysis beginning on page 22, compensation tables and related narratives appearing in this proxy statement for more information regarding the compensation of our named executive officers.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the philosophy and structure of our compensation program for our named executive officers as well as the overall compensation of those officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

Our Board and our Compensation Committee value the opinions of our shareholders. At the 2021 Annual Meeting of Shareholders, our shareholders approved our fiscal year 2021 named executive officers’ compensation, as disclosed in the Compensation Discussion and Analysis and compensation tables, as well as the other narrative executive compensation disclosures contained in the definitive proxy statement for our 2021 Annual Meeting of Shareholders. Our shareholders approved the resolution on executive compensation with over 97% of the votes cast being cast in favor of our executive compensation.  Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Required Vote

On this non-binding matter, a majority of the votes properly cast on this matter (meaning the number of shares voted “for” this matter must exceed the number of shares voted “against” this matter) is necessary for the matter to be approved. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the outcome of this proposal.

A shareholder’s advisory vote on executive compensation is deemed a non-routine matter under NYSE rules and a beneficial owner’s nominee will not be able to vote on executive compensation without instructions. We encourage all beneficial owners to provide voting instructions to such parties to ensure that their shares are voted at the Annual Meeting.

CACI Recommendation

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

MANAGEMENT PROPOSALS

Proposal 3Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm to conduct an audit of the Company’s accounts for fiscal year 2023.

Selection of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors is submitting this matter to the shareholders as a matter of good corporate practice.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Representatives of the Company’s former independent registered public accounting firm are not expected to be present at the Annual Meeting.

Required Vote

A majority of the votes properly cast on this matter (meaning the number of shares voted “for” this matter must exceed the number of shares voted “against” this matter) is necessary for the matter to be approved.  Because this is a “routine matter” under NYSE rules, a beneficial owner’s nominee, such as a broker, may vote on the ratification of the Company’s independent registered public accounting firm without instruction from their beneficial owners. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for this proposal.  If the shareholders fail to vote in favor of the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote in favor of the appointment, on an advisory basis, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

CACI Recommendation

The Board recommends that shareholders vote “FOR” ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2023.

ANNUAL MEETING INFORMATION

Meeting Information

How do I attend the Annual Meeting?

You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/CACI2022. To participate in the Annual Meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials. The Annual Meeting will begin promptly at 9:30 a.m. Eastern Time on October 20, 2022. We encourage you to access the virtual meeting website prior to the start time. Online check-in will begin at 9:15 a.m. Eastern Time, and you should allow ample time to ensure your ability to access the meeting. You may submit a question at any time during the meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote online at the Annual Meeting.

What are the matters to be considered at the Annual Meeting?

At the Annual Meeting, shareholders will be asked to consider the following management proposals:

Proposal		Board Recommendation
1	Elect the 11 nominees named in the proxy statement to the Company’s Board of Directors	FOR each nominee
2	Approve on a non-binding, advisory basis the compensation of our named executive officers	FOR
3	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2023	FOR

What other matters are being presented at the Annual Meeting?

We are not aware of any other business to be presented at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If, for any reason, any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

How many shares represent a quorum for the Annual Meeting?

The presence by means of remote communication or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Voting Instructions

Who is entitled to vote at the Annual Meeting?

All shareholders of record as of the close of business on August 26, 2022 may vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Each shareholder is entitled to one vote for each share held of record on that date. As of the Record Date, there were 23,421,540 shares of common stock outstanding.

ANNUAL MEETING INFORMATION

How do I vote?

Shareholders of record can vote at the Annual Meeting by attending the virtual meeting using the control number located on your proxy card or the instructions that accompanied your proxy materials and submitting an electronic ballot. Beneficial owners must obtain a legal proxy from the organization that holds their shares prior to voting at the Annual Meeting.

Via the Internet. You may submit a proxy or voting instructions over the Internet by going to www.proxyvote.com.

By Telephone. You may submit a proxy or voting instructions by telephone by calling 1-800-690-6903 and following the instructions.

By Mail. If you received your proxy materials by mail, you may vote by proxy by filling out the proxy card or voting instruction form and sending it back in the envelope provided.

Note that shares represented by properly signed and returned proxies will be voted in accordance with their instructions. In the absence of any instructions, properly signed and returned proxies will be voted in accordance with management’s recommendations.

How can I revoke a proxy or change my vote?

If you are a holder of record and wish to revoke your proxy instructions or change your vote you may change your vote at any time prior to the taking of the vote at the Annual Meeting by:

•	submitting a new proxy or voting instructions with a later date;
•	providing a written notice of revocation to the Company’s Secretary, if you are a registered shareholder; or
•	attending the Annual Meeting and voting in accordance with the voting procedures outlined above.

If you are a beneficial owner and have instructed a broker, bank or other nominee to vote your shares, you must follow your nominee’s instructions to revoke your proxy or vote at the Annual Meeting.

Voting Information

What is the voting standard at the Annual Meeting?

Proposal		Vote Requirement	Effect of Abstentions(1)	Effect of Broker Non-Votes(2)
1	Election of 11 Directors named in the Proxy Statement	Majority of Votes Cast	None	None
2	Approval of Executive Compensation on an Advisory Basis	Majority of Votes Cast	None	None
3	Ratification of the appointment of PricewaterhouseCoopers LLP	Majority of Votes Cast	None	N/A

How are broker non-votes and abstentions treated?

Broker non-votes occur when a broker is not permitted to vote on a matter because a beneficial owner has not provided instructions. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine,” except for the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2023. In tabulating the voting

ANNUAL MEETING INFORMATION

result for any particular proposal, shares that constitute broker non-votes are not considered voting power present or votes cast with respect to that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting. Abstentions are considered voting power present at the Annual Meeting but are not considered votes cast with respect to the election of directors or Proposals 2 and 3 and thus will not affect the outcome of those matters at the Annual Meeting.

How do I find out the results of the Annual Meeting?

We expect to announce preliminary voting results at the Annual Meeting and publish final voting results on the Investors section of our website at www.caci.com. We also expect to disclose the final voting results in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

General Information

Why did I receive a notice in the mail regarding the internet availability of proxy materials?

We are furnishing the proxy materials, including this proxy statement and our annual report, to our shareholders by providing access to such documents on the Internet in accordance with rules adopted by the SEC. Instead of receiving printed copies of the proxy materials, most shareholders will receive a Notice of Internet Availability of Proxy Materials that will instruct you on to how to access and review the proxy materials. Our proxy materials are also available on our Investors website at www.caci.com. The Notice was first mailed to our shareholders (other than those who previously requested electronic delivery) on September 8, 2022.

If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Your election to receive proxy materials by mail or email will remain in effect until you revoke it.

Will I get more than one copy of the notice or proxy materials if multiple stockholders share my address?

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple shareholders at the same address, unless we have previously received contrary instructions from one or more shareholders. We will promptly deliver a separate copy of any of these materials to a shareholder upon written or oral request to: CACI International Inc, 12021 Sunset Hills Road, Reston, Virginia 20190, Attn: J. William Koegel, Jr., Corporate Secretary, telephone 703-841-7800. Shareholders can request separate delivery for future meetings in the same manner. Shareholders at the same address who are receiving multiple copies of our proxy materials may contact us using either of these methods to request delivery of a single copy.

Shareholders who hold shares in street name (as described below) may contact their bank, broker or other nominee record holder to request information about householding.

What is the difference between a Shareholder of Record or Beneficial Owner?

If your shares are registered directly with Computershare, N.A., our transfer agent, then you are the “shareholder of record” of the shares. If your shares are held in an account at a broker, bank, trust or other similar organization, then you are a “beneficial owner” of the shares. Most of our shareholders are beneficial owners of their shares.

There are several distinctions in how shareholders receive information and vote their shares that you should be aware of and we have described such differences in the proxy materials.

ANNUAL MEETING INFORMATION

How do I inspect the list of shareholders of record?

A complete list of shareholders entitled to vote at the Annual Meeting will be available at the Company’s headquarters for examination from October 9, 2022 through October 19, 2022 for any purpose related to the Annual Meeting and will also be available electronically during the Annual Meeting.

Who bears the cost of this proxy solicitation?

We will bear the costs of soliciting proxies for the Annual Meeting and have retained Morrow Sodali, LLC to assist in soliciting proxies at a fee not to exceed $8,500, plus expenses. We may also reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable clerical expenses incurred by them in forwarding the proxy materials to beneficial holders. Proxies may also be solicited without extra compensation by certain officers, directors and other employees of the Company, by telephone, e-mail, facsimile, personal contact, or by other means.

Shareholder Proposals for the 2023 Annual Meeting

Proposals for the 2023 Proxy Statement: Shareholders may present proposals for inclusion in our proxy statement and for consideration at the 2023 Annual Meeting by submitting their proposals in writing to the Company’s Secretary in a timely manner. For a shareholder proposal to be considered for inclusion in our proxy statement for the 2023 Annual Meeting, the Company’s Secretary must receive the written proposal no later than May 11, 2023. If we hold the 2023 Annual Meeting more than 30 days before or after October 20, 2023, we will disclose the new deadline by which shareholder proposals must be received. In addition, shareholder proposals must also comply with all requirements and regulations of Rule 14a-8 under the Exchange Act.

Proposals for the 2023 Annual Meeting: Shareholders who wish to present a proposal for consideration at the 2023 Annual Meeting, but do not intend for the proposal to be included in our proxy statement, must follow the advance notice provisions of our By-laws. Our By-laws require that such proposals be delivered to the Company’s Secretary in a timely manner and contain information related to the shareholder and the proposal. For a shareholder proposal to be considered timely, the Company’s Secretary must receive the written proposal by no later than May 23, 2023.

Nominations of Director Candidates: Shareholders may propose Board nominees for consideration by our Corporate Governance and Nominating Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to the Company’s Secretary. In addition, shareholders may also nominate directors for election at the 2023 Annual Meeting by giving timely notice under our By-laws, which require notice within the same period as shareholder proposals that are not intended for inclusion in our proxy statement.

Please address all correspondence to:

Corporate Secretary

CACI International Inc

12021 Sunset Hills Road

Reston, Virginia 20190

By Order of the Board of Directors
September 8, 2022	J. WILLIAM KOEGEL, JR., Secretary

CACI INTERNATIONAL INC ATTN. SHAWN QWARNBERG 12021 SUNSET HILLS ROAD RESTON. VA 20190 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 19, 2022 for shares held directly and by 11:59 p.m. Eastern Time on October 17, 2022 for shares held in a plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting – Go to www.virtualshareholdermeeting.com/CACI2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on October 19, 2022 for shares held directly and by 11:59 p.m. Eastern Time on October 17, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 1a. Michael A. Daniels 1b. Lisa S. Disbrow 1c. Susan M. Gordon 1d. William L. Jews 1e. Gregory G. Johnson 1f. Ryan D. McCarthy 1g. John S. Mengucci 1h. Philip O. Nolan 1i. James L. Pavitt 1j. Debora A. Plunkett 1k. William S. Wallace For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To approve on a non-binding, advisory basis the compensation of our named executive officers; and 3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2023. For Against Abstain NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) hereon. When signing as executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000578519_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 10K Wrap are available at www.proxyvote.com CACI INTERNATIONAL INC PROXY FOR OCTOBER 20, 2022 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints Michael A. Daniels and John S. Mengucci, and each of them, as Proxies of the undersigned, each with full power of substitution, to vote all of the shares of Common Stock of CACI International Inc the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of CACI International Inc to be held virtually at www.virtualshareholdermeeting.com/CACI2022 on October 20, 2022 at 9:30 a.m. Eastern Time and at any adjournment thereof. UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL ELEVEN NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS IN ITEM 1 AND ‘FOR’ ITEMS 2-3 ON THE REVERSE SIDE. Please sign exactly as your name is shown on this proxy card. If signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are owned jointly, each owner should sign. If the signer is a corporation, the full corporate name shall be given, and the proxy card shall be signed by a duty authorized officer. By my signature, on the reverse side of this proxy, I acknowledge receipt of the Notice and Proxy Statement for the Annual Meeting of Shareholders of CACI International Inc. Continued and to be signed on reverse side 0000578519_2 R1.0.0.24